Exhibit 10.1

EXECUTION COPY

WELLS FARGO BANK, NATIONAL ASSOCIATION 12 East 49th Street New York, New York 10017	WELLS FARGO SECURITIES, LLC Duke Energy Center 550 South Tryon Street Charlotte, North Carolina 28202

PERSONAL AND CONFIDENTIAL

January 30, 2013

ACI Worldwide, Inc.

3520 Kraft Road, Suite 300

Naples, Florida 34105

Attention:	Scott Behrens
Executive Vice President and Chief Financial Officer

Craig Maki
Executive Vice President and Chief Development Officer

Commitment Letter

Ladies and Gentlemen:

Wells Fargo Bank, National Association (“Wells Fargo Bank”) and Wells Fargo Securities, LLC (“Wells Fargo Securities” or the “Arranger”; and together with Wells Fargo Bank, the “Wells Fargo Parties” or “we” or “us”) are pleased to confirm the arrangements under which (i) Wells Fargo Securities is exclusively authorized by ACI Worldwide, Inc. (the “Company” or “you”) to act as sole lead arranger and sole bookrunner in connection with, (ii) Wells Fargo Bank is exclusively authorized by the Company to act as administrative agent in connection with, and (iii) Wells Fargo Bank commits to provide, the financing for certain transactions described herein, in each case on the terms and subject to the conditions set forth in this letter and the attached Annexes A, B and C-1 or C-2 (as applicable) hereto (collectively, including Schedule 1 to Annex C-1 or Schedule 1 to Annex C-2 (as applicable), the “Commitment Letter”).

You have informed us that the Company intends to acquire (the “Acquisition”) all of the outstanding shares of capital stock of Online Resources Corporation, a Delaware corporation (the “Target” and, together with its subsidiaries, the “Acquired Business”), pursuant to the transactions more particularly described in this Commitment Letter (including, without limitation, Annex B). You have further advised us that, in connection with the foregoing, you intend to finance the Acquisition with $300 million of proceeds of new senior secured indebtedness which will be obtained from one of the following sources:

(1)	an Incremental Term Loan in a principal amount of $300 million to be provided to the Company under that certain Credit Agreement dated as of November 10, 2011 (as (i)

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supplemented by Consent and Waiver No.1 to the Credit Agreement, dated as of May 9, 2012 (as amended by the First Amendment to Consent and Waiver No. 1 to the Credit Agreement, dated as of August 9, 2012), and Consent and Waiver No. 2 to the Credit Agreement, dated as of August 29, 2012 and (ii) as amended by that certain First Amendment and Consent and Waiver No. 3 to the Credit Agreement dated as of September 11, 2012 and that certain Second Amendment dated as of December 20, 2012, the “Existing Credit Agreement”) among the Company, as borrower, the lenders who are or may become party thereto, as lenders, and Wells Fargo Bank, as administrative agent (such loan, the “Incremental Term Loan”) having the terms set forth on Annex C-1 (it being understood and agreed by the parties hereto that, in order to effect the Incremental Term Loan, the Existing Credit Agreement must be amended pursuant to an amendment thereto (the “Amendment”) more particularly described in Schedule 1 to Annex C-1); or

(2)	as an alternative to, and in lieu of, the Incremental Term Loan referred to in clause (1) above, a portion of new senior secured credit facilities of the Company in an aggregate principal amount of $750 million to be provided to the Company and consisting of:

•	$600 million under a senior secured term loan facility (the “New Term Facility”) having the terms set forth on Annex C-2; and

•

$150 million under a senior secured revolving credit facility (the “New Revolving Facility”; and, together with the New Term Facility, the “New Credit Facilities”) having the terms set forth on Annex C-2.

For the purposes of this Commitment Letter, the New Credit Facilities and the Incremental Term Loan are referred to collectively as the “Senior Credit Facilities” and each as a “Senior Credit Facility”. The date upon which the applicable Senior Credit Facility is effective is referred to as the “New Closing Date”. Capitalized terms used herein but not defined herein shall have the meanings assigned thereto in the Existing Credit Agreement.

1.	Commitments; Titles and Roles.

Wells Fargo Securities is pleased to confirm its agreement to act (either alone or through or with affiliates selected by it), and you hereby appoint Wells Fargo Securities to act, as sole lead arranger and sole bookrunner in connection with the applicable Senior Credit Facility (including, in the case of the Incremental Term Loan, acting in such capacities in connection with arranging the Amendment as more particularly described herein). Wells Fargo Bank is pleased to confirm its agreement to act, and you hereby appoint Wells Fargo Bank to act, as administrative agent (the “Administrative Agent”) for the applicable Senior Credit Facility. The Arranger or you shall have the right with the other party’s consent (not to be unreasonably withheld or delayed) to award titles to other co-agents or arrangers (such other agents or arrangers, together with their lending affiliates, the “Other Arrangers”) that provide (or whose affiliates provide) commitments in respect of the applicable Senior Credit Facility (it being further agreed that each of the parties hereto shall, upon the request of the other party hereto, execute a revised version of this Commitment Letter or an amendment or joinder hereto to reflect the commitment or commitments of any such Other Arranger and its lending affiliates).

Subject to the terms contained in this Commitment Letter and the Fee Letter (referred to below) and the conditions contained in this Commitment Letter, each of the Arranger and Wells Fargo Bank is pleased to confirm its commitment to act in the capacities set forth above.

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In addition, subject to the terms contained in this Commitment Letter and the Fee Letter and the conditions contained in this Commitment Letter:

(a)	Wells Fargo Bank is pleased to commit to provide $750,000,000 of the principal amount of the New Credit Facilities (the “Commitment”); provided that, if signature pages to the Amendment from the “Required Lenders” (as defined in the Existing Credit Agreement) are received and released from escrow on or prior to the Required Amendment Approval Date (as defined below), the Commitment shall automatically, and without further action, be reduced to $300,000,000 and shall be limited solely to providing the Incremental Term Loan in accordance with, and subject to, the terms contained in this Commitment Letter and the Fee Letter and the conditions of this Commitment Letter (it being acknowledged and agreed that (i) upon the effective date of the Amendment, Wells Fargo Bank shall no longer be committed to provide any portion of the New Credit Facilities and (ii) in the event that signature pages to the Amendment from the “Required Lenders” (as defined in the Existing Credit Agreement) are not received and released from escrow on or prior to the Required Amendment Approval Date, Wells Fargo Bank’s Commitment shall remain at $750,000,000 and shall not include any commitment with respect to the Incremental Term Loan); and

(b)	Wells Fargo Securities agrees to use commercially reasonable efforts during the period from the date of acceptance of this Commitment Letter and the Fee Letter through the date that is the earlier of (1) the effective date of the Amendment and (2) Required Amendment Approval Date to obtain approval of the Amendment from the Lenders (under, and as defined in, the Existing Credit Agreement), it being acknowledged and agreed that no provision of this Commitment Letter or the Fee Letter shall be deemed to be, and Wells Fargo Securities has not provided, any express or an implied guarantee of the ultimate success of the Amendment.

The fees for our commitment and for services related to the Senior Credit Facilities and the Amendment are set forth in a separate fee letter (the “Fee Letter”) entered into by the Company and the Wells Fargo Parties on the date hereof. You agree that except as contemplated hereby or by the Fee Letter, no other agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than as expressly contemplated by this Commitment Letter and the Fee Letter) will be paid to any lender, agent or arranger for any of the Senior Credit Facilities or the Amendment for its participation in any of the Senior Credit Facilities or its consent to the Amendment unless you and we shall so agree. It is further agreed that Wells Fargo Securities shall have “left” and “highest” placement in any and all marketing materials and other documentation used in connection with any of the Senior Credit Facilities or the Amendment and shall hold the leading roles and responsibilities conventionally associated with such “left” and “highest” placement, including maintaining sole physical books for the Senior Credit Facilities and the Amendment, and no Other Arranger will have rights in respect of the management of the syndication of any of the Senior Credit Facilities (including, without limitation, in respect of “market flex” rights under the Fee Letter, over which the Arranger shall have sole control) or the arrangement of the Amendment. For purposes of this Commitment Letter and the Fee Letter, “Wells Fargo” means the Wells Fargo Parties and any of their respective affiliates that may provide services or perform obligations under this Commitment Letter or the Fee Letter.

2.	Conditions Precedent.

Wells Fargo’s commitments and agreements are subject to (i) there not having occurred, since the date hereof, any event that has resulted in, or could reasonably be expected to result in, an Acquired Business Material Adverse Effect (as defined below) and (ii) after the date hereof and until the completion of an Incremental Term Loan Successful Syndication or a New Credit Facilities Successful Syndication (as

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each such term is defined in the Fee Letter), as applicable, none of the Company, the Target nor any of their respective subsidiaries shall have announced, offered, arranged, syndicated or issued any debt securities, including, without limitation, convertible securities (other than in connection with the refinancing, replacement or extension of the existing credit facilities of the Acquired Business) or bank financing (other than the Senior Credit Facilities or in connection with the refinancing, replacement or extension of the existing credit facilities of the Acquired Business) without our prior written consent. Wells Fargo’s commitments and agreements are also subject, in the discretion of each of Wells Fargo and the Company, to:

(a)	solely in the event that signature pages to the Amendment from the “Required Lenders” (as defined in the Existing Credit Agreement) are received and released from escrow on or prior to the Required Amendment Approval Date and the Commitment with respect to the Incremental Term Loan is in effect, (i) the satisfactory negotiation, execution and delivery of appropriate definitive loan documents relating to the Incremental Term Loan, including, without limitation, documents required pursuant to Section 2.8 of the Existing Credit Agreement, amendments to the credit agreement, amendments or reaffirmations to the guarantees, security agreements and pledge agreements, opinions of counsel and other related definitive documents (collectively, the “Incremental Loan Documents”) to be based upon and substantially similar to the Existing Credit Agreement (subject to such modifications thereto as set forth in Annex C-1 hereto and as may otherwise be agreed to by the Arranger) and the loan documents executed in connection therewith (subject to the terms contained in this Commitment Letter and the Fee Letter and the conditions contained in this Commitment Letter) and (ii) the satisfaction of the other conditions precedent to the initial funding of the Incremental Term Loan contained in Schedule 1 to Annex C-1 hereto and in this Section 2 and Section 3 of this Commitment Letter; and

(b)	solely in the event that signature pages to the Amendment from the “Required Lenders” (as defined in the Existing Credit Agreement) are not received and released from escrow on or prior to the Required Amendment Approval Date and the Commitment with respect to the New Credit Facilities is in effect, (i) the satisfactory negotiation, execution and delivery of appropriate definitive loan documents relating to the New Credit Facilities, including, without limitation, a credit agreement, guarantees, security agreements and pledge agreements, opinions of counsel and other related definitive documents (collectively, the “New Credit Facilities Loan Documents”) to be based upon and substantially similar to the Existing Credit Agreement (subject to such modifications thereto as set forth in Annex C-2 hereto and as may otherwise be agreed to by the Arranger) and the loan documents executed in connection therewith (subject to the terms contained in this Commitment Letter and the Fee Letter and the conditions contained in this Commitment Letter) and (ii) the satisfaction of the other conditions precedent to the initial funding of the New Credit Facilities contained in Schedule 1 to Annex C-2 hereto and in this Section 2 and Section 3 of this Commitment Letter.

There shall be no conditions to closing and funding not expressly set forth in the Commitment Letter (including Annexes C-1, C-2 and the schedules thereto).

Notwithstanding anything in this Commitment Letter, the Fee Letter or the New Credit Facilities Loan Documents or any other letter agreement or other undertaking concerning the New Credit Facilities to the contrary, solely in the case of the conditions precedent to the availability of the New Credit Facilities on the New Closing Date (and the applicable date of initial funding if the New Closing Date is before the Tender Offer Closing Date), (i) the only representations relating to the Acquired Business, the Company and your and their respective subsidiaries and your and their respective businesses the accuracy of which shall be a condition to the availability of the New Credit Facilities on the New Closing Date (and the

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applicable date of initial funding if the New Closing Date is before the Tender Offer Closing Date) shall be (A) such of the representations made by the Acquired Business and/or the sellers of the Acquired Business or their respective subsidiaries or affiliates or with respect to the Acquired Business or its operations in the Acquisition Documents as are material to the interests of the Lenders (the “Specified Purchase Agreement Representations”), but only to the extent that you or your affiliates have the right to terminate your or their respective obligations under the Acquisition Documents or otherwise decline to close the Acquisition or terminate the Tender Offer (as defined in Annex B) as a result of a breach of any such Specified Purchase Agreement Representations or any such Specified Purchase Agreement Representations not being accurate (in each case, determined without regard to any notice requirement) and (B) the Specified Representations (as defined below) and (ii) the terms of the New Credit Facilities Loan Documents shall be in a form such that they do not impair the availability of the New Credit Facilities on the New Closing Date (or the applicable date of initial funding if the New Closing Date is before the Tender Offer Closing Date) if the conditions set forth in or referred to in this Commitment Letter are satisfied (it being understood that, to the extent any security interest in any collateral referenced under the heading “Security” in Annex C-2 hereto (other than security interests in the assets of the Company and its subsidiaries (other than the Acquired Business) and other security interests that may be perfected by (x) the filing of a financing statement under the Uniform Commercial Code, (y) the delivery of certificates evidencing the equity securities required to be pledged pursuant to the terms of Annex C-2 hereto and (z) the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable) is not or cannot be perfected on the New Closing Date (or the applicable date of initial funding if the New Closing Date is before the Tender Offer Closing Date) after your use of commercially reasonable efforts to do so, then the perfection of such security interests shall not constitute a condition precedent to the availability of the New Credit Facilities on the New Closing Date (or the applicable date of initial funding if the New Closing Date is before the Tender Offer Closing Date), but instead shall be required to be delivered after the New Closing Date (or the applicable date of initial funding if the New Closing Date is before the Tender Offer Closing Date) pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Company acting reasonably (but not to exceed 60 days after the New Closing Date (or the applicable date of initial funding if the New Closing Date is before the Tender Offer Closing Date), unless extended by the Administrative Agent). For purposes hereof, “Specified Representations” means the representations and warranties set forth in Annex C-2 relating to due organization and corporate existence of the Borrower and the Guarantors and good standing of the Borrower and the Guarantors; power and authority, due authorization, execution and delivery and enforceability, in each case, relating to the Borrower and the Guarantors entering into and performance of the New Credit Facilities Loan Documents; no conflicts with or consents under the Borrower’s or any Guarantor’s organizational documents or applicable law; no breach or violation of material agreements (unless such breach or violation could not reasonably be expected to have a material adverse effect on the Borrower and its subsidiaries, taken as a whole); solvency as of the New Closing Date (and the applicable date of initial funding if the New Closing Date is before the Tender Offer Closing Date) (after giving effect to the Transactions, including, without limitation, the Tender Offer, the Acquisition and the financing thereof); use of proceeds; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; OFAC; creation, validity and, subject to the parenthetical in the immediately preceding sentence, perfection of security interests in the collateral. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

As used in the first paragraph of this section, “Acquired Business Material Adverse Effect” means, with respect to the Target, any event, change, effect, development, condition or occurrence (each an “Effect”), individually or in the aggregate with all other Effects, that is or could reasonably be expected to be materially adverse on, or with respect to, the business, financial condition or results of operations of the Acquired Business, taken as a whole; provided, however, that none of the following will be deemed in

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themselves, either alone or in combination, to constitute or be taken into account in determining whether there has been, or will be, an Acquired Business Material Adverse Effect: any Effect (A) in or generally affecting the economy or the financial or securities markets in the countries or industries in which the Acquired Business operates generally or (B) to the extent resulting from or arising out of (1) any changes in law or GAAP, (2) any natural disasters or weather-related event, (3) any changes in national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the outbreak or escalation of hostilities or acts of war, sabotage or terrorism, (4) the Target’s failure to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or could reasonably be expected to be, an Acquired Business Material Adverse Effect), (5) any change in the market price or trading volume of the Target’s securities (it being understood that the facts or occurrences giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or could reasonably be expected to be, an Acquired Business Material Adverse Effect unless such change results from the matters set forth in clauses (A) or (B)(1), (2), (3), (4), (6), (7), (8) or (9)), (6) costs incurred by the Target in connection with the Acquisition Agreement or the transactions contemplated thereby, including financial advisory and legal costs, including legal costs resulting from the execution or announcement of the Acquisition Agreement, (7) any change attributable predominantly to the negotiation, execution, announcement, pendency or pursuit of the Transactions (as defined in the Acquisition Agreement), including any cancellation or delays in customer orders, any reduction in sales and any disruption in supplier, distributor, partner or similar relationships, (8) the matters specifically identified in Part B of the Disclosure Schedule of the Acquisition Agreement, (9) any change arising from or relating to compliance with the express terms of the Acquisition Agreement, or action taken, or failure to act, to which you or BidCo (as defined in Annex B) and the Arranger have consented, but only to the extent, in each of clauses (A), (B)(1), (B)(2) and (B)(3) that such Effect does not affect the Acquired Business, taken as a whole, in a disproportionate manner relative to other participants in the industries in which the Acquired Business operates.

3.	Syndication.

The Arranger intends and reserves the right to syndicate the applicable Senior Credit Facility to the Incremental Lenders and the New Facility Lenders, as applicable, and you acknowledge and agree that the commencement of syndication shall occur in the discretion of the Arranger. The Arranger will select the Incremental Lenders or New Facility Lenders, as applicable, after consultation with the Company. The Arranger will lead the syndication, including determining the timing of all offers to potential Incremental Lenders or New Facility Lenders, any title of agent or similar designations or roles awarded to any Incremental Lender or New Facility Lender, the number of Incremental Lenders or New Facility Lenders and the acceptance of commitments, the amounts offered and the compensation provided to each Incremental Lender or New Facility Lender from the amounts to be paid to the Arranger pursuant to the terms of this Commitment Letter and the Fee Letter. The Arranger will determine the final commitment allocations and will notify the Company of such determinations. The Company agrees to use all commercially reasonable efforts to ensure that the Arranger’s syndication efforts benefit from the existing lending relationships of the Company, the Acquired Business and their respective subsidiaries and affiliates.

The Company agrees to, and agrees to use commercially reasonable efforts to cause the Acquired Business to, assist the Arranger in achieving a syndication of the applicable Senior Credit Facility that is satisfactory to us and you. To assist us in our syndication efforts, the Company shall, and shall use commercially reasonable efforts to cause appropriate members of management of the Acquired Business to, cooperate with the Arranger in connection with (i) the preparation of one or more information

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packages regarding the business, operations, financial projections and prospects of the Company and the Acquired Business (collectively, the “Confidential Information Memorandum”), including, without limitation, all information relating to the transactions contemplated hereunder, prepared by or on behalf of the Company and its subsidiaries or the Acquired Business, deemed reasonably necessary by the Arranger to complete the approval of the Amendment and the syndication of the Incremental Term Loan and, if signature pages to the Amendment from the “Required Lenders” (as defined in the Existing Credit Agreement) are not received and released from escrow on or prior to the Required Amendment Approval Date, to complete the syndication of the New Credit Facilities and (ii) the presentation of one or more information packages acceptable in format and content to the Arranger (collectively, the “Lender Presentation”) in meetings (including, as applicable, the primary bank meeting for the lenders party to the Existing Credit Agreement and prospective Incremental Lenders (the “Amendment/Incremental Term Loan Meeting”) and, if applicable, the primary bank meeting for prospective New Facility Lenders (the “New Credit Facility Lender Meeting”) and other communications with prospective Incremental Lenders, New Facility Lenders or agents in connection with the Amendment and the syndication of the Incremental Term Loan, and, if applicable, the syndication of the New Credit Facilities (including, without limitation, direct contact between senior management and representatives, with appropriate seniority and expertise, of the Company and the Acquired Business with prospective Incremental Lenders and New Facility Lenders and participation of such persons in meetings (including the Amendment/Incremental Term Loan Meeting and New Credit Facility Lender Meeting)). In addition, if (A) requested by the Arranger in connection with the exercise by the Arranger of its rights pursuant to the section of the Fee Letter entitled “Market Flex” or (B) signature pages to the Amendment from the “Required Lenders” (as defined in the Existing Credit Agreement) are not received and released from escrow on or prior to the Required Amendment Approval Date, then, in either case, you agree to use commercially reasonable efforts to obtain, at your expense, (1) Corporate Ratings (as defined below) and (2) a current rating with respect to each of the Senior Credit Facilities from each of S&P and Moody’s (each as defined below), in each case, at least 7 days prior to the New Closing Date. For purposes of this Commitment Letter and the Fee Letter, “Corporate Ratings” means (x) a current corporate rating with respect to the Company from Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”) and (y) a current corporate family rating with respect to the Company from Moody’s Investors Service, Inc. (“Moody’s”).

The Company further agrees that the commitments and agreements of Wells Fargo hereunder are conditioned upon the Arranger being afforded a period to solicit consents to the Amendment and syndicate the Senior Credit Facilities that is no less than 30 business days following the date of a formal public press release by the Company announcing (i) the Acquisition and/or (ii) the execution of the Acquisition Agreement with the Target (such date, the “Marketing Period Commencement Date”).

Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, the completion of the syndication of any Senior Credit Facility shall not constitute a condition precedent to the New Closing Date and it is acknowledged and agreed that (1) in the event that signature pages to the Amendment from the “Required Lenders” (as defined in the Existing Credit Agreement) are received and released from escrow on or prior to the Required Amendment Approval Date and the conditions set forth in this Commitment Letter (including this section and in Annex C-1 and the schedule thereto) are satisfied, nothing herein shall impair the availability of the Incremental Term Loan on or after the date that is 30 business days after the Marketing Period Commencement Date, and (2) in the event that signature pages to the Amendment from the “Required Lenders” (as defined in the Existing Credit Agreement) are not received and released from escrow on or prior to the Required Amendment Approval Date, then, provided that the other conditions set forth in this Commitment Letter (including this section and in Annex C-2 and the schedule thereto) are satisfied, nothing herein shall impair the availability of the New Credit Facilities on or after the date that is 30 business days after the Marketing Period Commencement Date.

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For the purposes of this Commitment Letter and the Fee Letter, (x) all references to “business days” shall exclude Saturdays, Sundays and traditional blackout and holiday periods in the bank market (such blackout and holiday periods shall include February 18, 2013), and (y) “Required Amendment Approval Date” means the date that is the earlier of (1) 10 business days after the Amendment/Incremental Term Loan Meeting and (2) 15 business days after the Marketing Period Commencement Date (it being understood and agreed that the Arranger may extend the Required Amendment Approval Date in its sole discretion upon written notice thereof to you).

The Company will be solely responsible for the contents of any such Confidential Information Memorandum and Lender Presentation and all other information, documentation or materials delivered to the Arranger in connection therewith and in connection with transactions contemplated hereby, including, without limitation, the Acquisition (collectively, the “Information”) and acknowledges that Wells Fargo will be using and relying upon the Information without independent verification thereof. The Company agrees that Information regarding the Amendment, any Senior Credit Facility and Information provided by the Company, the Acquired Business or their respective representatives, subsidiaries or affiliates to Wells Fargo in connection with the Amendment or any Senior Credit Facility (including, without limitation, draft and execution versions of the Incremental Loan Documents or the New Credit Facilities Loan Documents, as applicable, the Confidential Information Memorandum, the Lender Presentation, publicly filed financial statements, and draft or final offering materials relating to contemporaneous or prior securities issuances by the Company or the Acquired Business) may be disseminated to potential Incremental Lenders, New Facility Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the applicable Senior Credit Facility or otherwise, in accordance with the Arranger’s standard syndication practices, and you acknowledge that Wells Fargo will not be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform.

The Company acknowledges that certain of the Incremental Lenders or New Facility Lenders may be “public side” lenders (i.e. lenders that do not wish to receive material non-public information with respect to the Company, the Acquired Business or their respective subsidiaries or affiliates or any of its or their respective securities) (each, a “Public Lender”). At the request of the Arranger, the Company agrees to prepare, and will use commercially reasonable efforts to cause the Acquired Business to assist in such preparation, an additional version of the Information (including, without limitation, any Confidential Information Memorandum and any Lender Presentation) to be used by Public Lenders that does not contain material non-public information concerning the Company, the Acquired Business, or their respective subsidiaries, affiliates or securities. It is understood that in connection with your assistance described above, you will provide, and cause all other applicable persons to provide, authorization letters to the Arranger authorizing the distribution of the Information to prospective Public Lenders, containing a representation to the Arranger that the public-side version does not include material non-public information about the Company, the Acquired Business, or their respective affiliates or its or their respective securities. In addition, the Company will clearly designate as such all Information provided to Wells Fargo by or on behalf of the Company or the Acquired Business which is suitable to make available to Public Lenders. The Company acknowledges and agrees that the following documents may be distributed to Public Lenders: (a) drafts and final versions of the Incremental Loan Documents or the New Credit Facilities Loan Documents, as applicable; (b) administrative materials prepared by the Arranger for prospective Incremental Lenders or New Facility Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms of the Incremental Term Loan and the other facilities under Existing Credit Agreement or the New Credit Facilities, as applicable.

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4.	Information.

The Company represents and covenants (in the case of Information relating to the Acquired Business, to the best of the Company’s knowledge) that (i) all Information (other than financial projections) provided directly or indirectly by the Acquired Business, the Company or their respective representatives, subsidiaries or affiliates to Wells Fargo, the Incremental Lenders or the New Facility Lenders in connection with the transactions contemplated hereunder is and will be, when taken as a whole, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (ii) the financial projections that have been or will be made available to Wells Fargo, the Incremental Lenders or the New Facility Lenders by or on behalf of the Acquired Business, the Company or their respective subsidiaries have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections are furnished to Wells Fargo, the Incremental Lenders or the New Facility Lenders, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material. You agree that if at any time prior to the later of (i) the New Closing Date and (ii) the termination of the syndication of the Senior Credit Facilities as determined by the Arranger, any of the representations in the preceding sentence would be incorrect if the Information and financial projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and financial projections so that such representations will be correct in all material respects under those circumstances. You acknowledge that we may share with any of our affiliates (it being understood that such affiliates will be subject to the confidentiality agreements between you and us), and such affiliates may share with us, any information related to you, the Acquired Business, or any of your or their respective subsidiaries or affiliates (including, without limitation, in each case, information relating to creditworthiness) and the transactions contemplated hereby.

5.	Indemnification and Related Matters.

In connection with arrangements such as this, it is our firms’ policies to receive indemnification. The Company agrees to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

6.	Assignments.

This Commitment Letter may not be assigned by you without the prior written consent of each of the Wells Fargo Parties (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of Wells Fargo and the other parties hereto and, except as set forth in Annex A hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Wells Fargo may assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates and, as provided above, to any Incremental Lender or New Facility Lender, as applicable, prior to the New Closing Date. In addition, until the termination of the syndication of the Senior Credit Facilities, as determined by the Arranger, Wells Fargo may, in consultation with the Company, assign its commitments and agreements hereunder, in whole or in part, to the Other Arrangers or other Incremental Lenders or New Facility Lenders, as applicable, and, in each case, any such assignment will relieve Wells Fargo of its obligations set forth herein (including any obligation to fund the amount so assigned), subject to the terms and conditions of this Commitment Letter. Neither this

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Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

7.	Confidentiality.

Please note that this Commitment Letter, the Fee Letter and any written communications provided by, or oral discussions with, Wells Fargo in connection with this arrangement are exclusively for the information of the Company and may not be disclosed, directly or indirectly, to any third party or circulated or referred to publicly without our prior written consent except, after providing written notice to Wells Fargo, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of (after your execution hereof other than in the case of clauses (i) and (ii)) (i) this Commitment Letter, the Fee Letter and such communications and discussions to the Company’s respective officers, directors, agents and advisors who are directly involved in the consideration of the applicable Senior Credit Facility and who have been informed by you of the confidential nature of such communications and discussions and the Commitment Letter and Fee Letter and who have agreed to treat such information confidentially, (ii) this Commitment Letter or the information contained herein (but not the Fee Letter or the information contained therein) to the Acquired Business to the extent you notify it of its obligations to keep such material confidential, and to the Acquired Business’s respective officers, directors, agents and advisors who are directly involved in the consideration of the applicable Senior Credit Facility to the extent such persons agree to hold the same in confidence, (iii) this Commitment Letter and the Fee Letter as required by applicable law or compulsory legal process (in which case you agree to inform us promptly in advance thereof), (iv) after consultation with the Arranger, the information contained in this Commitment Letter (but not the Fee Letter or the information contained therein) in any public or regulatory filing or in any proxy statement, prospectus, offer to purchase or exchange, offering memorandum or offering circular, and (v) the information contained in Annex C-1 (in the case of a disclosure in connection with the Incremental Term Loan) and Annex C-2 (in the case of a disclosure in connection with the New Credit Facilities) to Moody’s and S&P; provided that such information is supplied to Moody’s and S&P only on a confidential basis after consultation with the Arranger; provided, further that in the event that you or any of your affiliates discloses, or circulates or refers publicly to, this Commitment Letter, the Fee Letter or any such communications or discussions (other than as expressly permitted hereby) then, notwithstanding any failure by the Company to execute and deliver a counterpart hereto and/or to the Fee Letter, the Company shall be deemed to have accepted this Commitment Letter and the Fee Letter, each of which will become binding agreements between you and us. In connection with any disclosure by you to any third party as set forth in clauses (i), (ii) or (v) above, you shall notify such third party of the confidential nature of the Commitment Letter, the Fee letter and such communications or discussions. The Wells Fargo Parties shall be permitted to use information related to the syndication and arrangement of any of the Senior Credit Facilities in connection with obtaining a CUSIP number, marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to confidentiality obligations or disclosure restrictions reasonably requested by you. Prior to the New Closing Date, the Wells Fargo Parties shall have the right to review and approve any public announcement or public filing made by you, the Acquired Business or your or their representatives relating to any Senior Credit Facility or to any of the Wells Fargo Parties in connection therewith, before any such announcement or filing is made (such approval not to be unreasonably withheld or delayed).

ACI Worldwide, Inc.

January 30, 2013

8.	Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, Wells Fargo, together with its affiliates (collectively, “Wells”), is a full service financial services firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, Wells may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of the Company, as well as of other entities and persons and their affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated by this Commitment Letter, (ii) be customers or competitors of the Company, or (iii) have other relationships with the Company. In addition, Wells may provide investment banking, underwriting and financial advisory services to such other entities and persons. Wells may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Company or such other entities. The transactions contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph. Although Wells in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the transactions contemplated by this Commitment Letter, Wells shall have no obligation to disclose such information, or the fact that Wells is in possession of such information, to the Company or to use such information on the Company’s behalf.

Consistent with Wells’ policy to hold in confidence the affairs of its customers, Wells will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of its other customers. Furthermore, you acknowledge that neither Wells nor any of its affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

Wells may have economic interests that conflict with those of the Company, its equity holders and/or its affiliates. You agree that Wells will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between Wells and the Company, its equity holders or its affiliates. You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between Wells, on the one hand, and the Company, on the other, and in connection therewith and with the process leading thereto, (i) Wells has not assumed (A) an advisory responsibility in favor of the Company, its equity holders or its affiliates with respect to the financing transactions contemplated hereby or (B) a fiduciary responsibility in favor of the Company, its equity holders or its affiliates with respect to the transactions contemplated hereby, or in each case, the exercise of rights or remedies with respect thereto or the process leading thereto (irrespective of whether Wells has advised, is currently advising or will advise the Company, its equity holders or its affiliates on other matters, including, without limitation, in connection with the Acquisition) or any other obligation to the Company except the obligations expressly set forth in this Commitment Letter and the Fee Letter, (ii) Wells is acting solely as a principal and not as the agent or fiduciary of the Company, its management, equity holders, affiliates, creditors or any other person and (iii) Wells has not provided any legal, accounting, regulatory or tax advice, and the Company acknowledges and agrees that

ACI Worldwide, Inc.

January 30, 2013

the Company has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Company agrees that it will not claim that Wells has rendered advisory services of any nature or respect with respect to the financing transactions contemplated hereby. In addition, each of the Wells Fargo Parties may employ the services of their affiliates in providing services and/or performing their obligations hereunder and may exchange with such affiliates information concerning the Company, the Acquired Business and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to the Wells Fargo Parties hereunder.

9.	Miscellaneous.

Wells Fargo’s commitments and agreements hereunder will terminate upon the first to occur of (i) consummation of the Acquisition (without the use of the proceeds from either the Incremental Term Loan or the New Credit Facilities), (ii) the closing of the Incremental Term Loan or the New Credit Facilities, (iii) written notification by the Company to the Arranger of the abandonment or termination of the definitive documents relating to the Tender Offer (collectively, the “Tender Offer Documents”) and the Acquisition (including, without limitation, the Acquisition Agreement and Shareholder Agreement referred to in Annex B), and in each case, the exhibits, schedules and all other documents related thereto (collectively, together with the Tender Offer Documents, the “Acquisition Documents”), (iv) a material breach by the Company under this Commitment Letter or the Fee Letter, (v) May 30, 2013 (such date, the “Commitment Expiry Date”), unless the closing of either the Incremental Term Loan or the New Credit Facilities, in either case on the terms and subject to the conditions contained herein, has been consummated on or before such date and (vi) February 28, 2013, unless the Tender Offer has been launched on or prior to such date.

The provisions set forth under Sections 3, 4, 5 (including Annex A), 7 and 8 hereof and this Section 9 hereof will remain in full force and effect regardless of whether definitive Incremental Loan Documents or New Credit Facilities Loan Documents, as applicable, are executed and delivered. The provisions set forth under Sections 5 (including Annex A), 7 and 8 hereof and this Section 9 will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the commitments and agreements of Wells Fargo hereunder.

The Company for itself and its affiliates agrees that any suit or proceeding arising in respect to this Commitment Letter or Wells Fargo’s commitments or agreements hereunder or the Fee Letter will be tried exclusively in any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and the Company agrees to submit to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of Wells Fargo’s commitments or agreements or any matter referred to in this Commitment Letter or the Fee Letter is hereby waived by the parties hereto. The Company for itself and its affiliates agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court. This Commitment Letter and the Fee Letter and any claim, controversy or dispute arising under or related thereto will be governed by and construed in accordance with the laws of the State of New York.

ACI Worldwide, Inc.

January 30, 2013

Wells Fargo hereby notifies the Company and the Acquired Business that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), each of the Wells Fargo Parties and each Incremental Lender and each New Facility Lender may be required to obtain, verify and record information that identifies the Borrower and each of the Guarantors (as defined in Annexes C-1 and C-2), which information includes the name, address and taxpayer identification numbers of, the Borrower and each of the Guarantors and other information that will allow each of the Wells Fargo Parties and each Incremental Lender and each New Facility Lender to identify the Borrower and each of the Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for Wells Fargo, each Incremental Lender and each New Facility Lender.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof; provided that, upon the request of any party hereto, such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Senior Credit Facilities and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Senior Credit Facilities.

[Remainder of page intentionally left blank]

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Wells Fargo Parties the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter, on or before the close of business on January 30, 2013, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. If the Commitment Letter and Fee Letter have not been signed and returned as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this transaction.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Vanitha Kathrotia
Name:	Vanitha Kathrotia
Title:	Vice President

WELLS FARGO SECURITIES, LLC

By:	/s/ Scott Yarbrough
Name:	Scott Yarbrough
Title:	Managing Director

[Project Windstar Commitment Letter – Signature Page]

ACCEPTED AND AGREED AS OF JANUARY 30, 2013:

ACI WORLDWIDE, INC.

By:	/s/ Craig Maki
Name:	Craig Maki
Title:	Executive Vice President and Chief Development Officer

[Project Windstar Commitment Letter – Signature Page]

ANNEX A

In the event that either of the Wells Fargo Parties or any of their respective affiliates, partners, members, directors, officers, agents, advisors, employees and/or controlling persons and each of their respective heirs, successors and assigns (each, an “Indemnified Person”) becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders, partners, members or other equity holders of the Company or the Acquired Business in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (together, the “Letters”), the Company agrees to periodically reimburse each Indemnified Person for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Company also agrees to indemnify and hold each Indemnified Person harmless against any and all actions, suits, penalties, expenses, losses, claims, damages or liabilities of any kind or nature (including reasonable legal expenses), joint or several, to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters, including the use or contemplated use of proceeds (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or an Indemnified Person and whether or not any such Indemnified Person is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated), except with respect to each Indemnified Person to the extent that such action, suit, penalty, expense, loss, claim, damage or liability has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person, in performing the services that are the subject of the Letters. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold such Indemnified Person harmless, then the Company will contribute to the amount paid or payable by such Indemnified Person as a result of such action, suit, penalty, expense, loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) the Company and the Acquired Business and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) such Indemnified Person, respectively, on the other hand in the matters contemplated by the Letters as well as the relative fault of (A) the Company and the Acquired Business and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (B) such Indemnified Person, with respect to such action, suit, penalty, expense, loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this paragraph will be in addition to any liability which the Company may otherwise have, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and each Indemnified Person. The Company also agrees that no Indemnified Person will have any liability to the Company or any person asserting claims on behalf of or in right of the Company or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except in the case of the Company, to the extent that any penalties, expenses, losses, claims, damages, liabilities or expenses incurred by the Company or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person in performing the services that are the subject of the Letters; provided, however, that in no event will any Indemnified Person or such other parties have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Indemnified Person’s activities related to the Letters. The Company shall not, without the prior written consent of each Indemnified Person affected thereby, settle any threatened or pending action or claim that would give rise to the right of any Indemnified Person to claim indemnification hereunder unless such settlement (a) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Person and (b) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Person The provisions of this Annex A will survive any termination or completion of the arrangement provided by the Letters.

Annex A

ANNEX B

Transactions

The Company intends to acquire the Acquired Business, pursuant to (i) the purchase by BidCo (as defined below) of all of the Target’s Series A-1 convertible preferred stock (collectively, the “Preferred Shares”) from the holder thereof at a cash price equal to the “Series A-1 Preference Amount” (as defined in the Certificate of Designations, Powers, Preferences and Rights for the Preferred Shares filed with the Delaware Secretary of State on July 3, 2006) immediately following the purchase of Shares (as defined below) tendered to, and accepted by, BidCo pursuant to the Tender Offer (as defined below) on the Tender Offer Closing Date (as defined below) pursuant to a shareholder agreement in form and substance reasonably satisfactory to the Arranger (the “Shareholder Agreement”) and (ii) a cash tender offer (the “Tender Offer”) by a newly-formed special purpose vehicle that is a wholly-owned domestic subsidiary of the Company (“BidCo”) to purchase all of the outstanding common stock of the Target (the “Shares”), including any Shares that may become outstanding upon the exercise of options or other rights to acquire Shares after the commencement of the Tender Offer but before the Tender Offer Closing Date (as defined below), which Tender Offer shall be conditioned upon, inter alia, the stockholders of the Target having validly tendered and not withdrawn prior to the expiration date of the Tender Offer (as the same may be extended in accordance with the terms of the Tender Offer), at least that number of Shares that, together with the Preferred Shares to be acquired by the BidCo pursuant to the Shareholder Agreement, constitute a majority of the then-outstanding shares of the Target that, on a fully diluted basis, are entitled to vote in connection with any required shareholder vote with respect to the Acquisition. The date on which the Shares are initially accepted for payment under the Tender Offer is referred to as the “Tender Offer Closing Date”. If the Tender Offer Closing Date occurs, as soon as practicable thereafter, the Company intends to cause BidCo to merge (the “Merger”) with and into the Target, with the Target surviving such Merger as a wholly-owned subsidiary of the Company, and in furtherance of the foregoing, the Company and BidCo shall use all commercially reasonable efforts to take or cause to be taken all corporate, stockholder and other action necessary to cause the Merger to occur, including, without limitation, the completion of the purchase of the Preferred Shares in accordance with the Shareholder Agreement. As used herein, “Merger Closing Date” shall mean the date of the consummation of the Merger. The Merger shall be consummated pursuant to a transaction agreement in form and substance reasonably satisfactory to the Arranger (the “Acquisition Agreement”) among Company, BidCo and the Target. In connection with the Tender Offer, if the stockholders of the Target that constitute a sufficient percentage of the then-outstanding shares (when aggregated with the percentage of the then-outstanding shares consisting of the Preferred Shares purchased by BidCo pursuant to the Acquisition Documents) necessary to complete a “short-form merger” under Delaware state law shall have validly tendered and not withdrawn their shares as of the Tender Offer Closing Date, the Merger shall be consummated substantially concurrently with the initial funding (or release from escrow) of the Incremental Term Loan or the New Credit Facilities, as applicable. Otherwise, the Merger shall occur after the New Closing Date substantially concurrently with the final release of funds from the Incremental Term Loan Escrow Account (as defined in Annex C-1) or the New Credit Facilities Escrow Account (as defined in Annex C-2), as applicable.

In connection with the Acquisition, (i) the Company shall obtain the Incremental Term Loan or the New Credit Facilities, as applicable, in order to finance the consideration for the Acquisition, including, without limitation, the purchase of the Preferred Shares (such consideration, the “Acquisition Consideration”), which consideration shall not exceed $275 million (such amount, the “Maximum Consideration”), (ii) (A) all indebtedness of the Acquired Business shall be repaid in full (and all commitments thereunder terminated and security interests released) and (B) solely to the extent that the New Credit Facilities are effected, all indebtedness outstanding under the Existing Credit Agreement shall be repaid in full on the New Closing Date (and all commitments thereunder terminated and security

Annex B

interests released) and (iii) all fees and expenses incurred in connection with the foregoing (the “Transaction Costs”) will be paid. The transactions described under this paragraph are collectively referred to herein as the “Transactions”.

Annex B

ANNEX C-1

ACI Worldwide, Inc.

Summary of the Incremental Term Loan

This Summary of the Incremental Term Loan (this “Incremental Term Loan Term Sheet”) outlines certain terms of the Incremental Term Loan referred to in the Commitment Letter, of which this Annex C-1 is a part. Except as expressly provided herein, capitalized terms used herein but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Incremental Term Loan Term Sheet is attached, and if not defined in the Commitment Letter, the meanings assigned thereto in the Existing Credit Agreement.

Borrower:	ACI Worldwide, Inc., a Delaware corporation (the “Borrower”).

Guarantors:	Each of the Borrower’s material existing and subsequently acquired or organized domestic direct and indirect subsidiaries (including, without limitation, BidCo and the Acquired Business (collectively, the “Guarantors”)) will guarantee (the “Guarantee”) all obligations under the Incremental Term Loan.

Incremental Term Loan Availability:	A term loan in an aggregate principal amount of $300 million (the “Incremental Term Loan”), to be effected pursuant to Section 2.8 of the Existing Credit Agreement, available to the Borrower in a single draw on the New Closing Date (or to the extent the New Closing Date is before the Tender Offer Closing Date, the Tender Offer Closing Date or such earlier date as requested by the Borrower).

If the Merger shall occur after the Tender Offer Closing Date, to the extent that the proceeds of the Incremental Term Loan funded on the Tender Offer Closing Date exceed an amount equal to the sum of (A) the portion of the Acquisition Consideration that is required to be paid under the Tender Offer Documents in respect of the Shares accepted by, and tendered to, BidCo on the Tender Offer Closing Date, (B) the portion of the Acquisition Consideration that is required to be paid under the Acquisition Documents in respect of the Preferred Shares purchased by BidCo, (C) the Transaction Costs payable on the Tender Offer Closing Date in connection with the Tender Offer and the purchase of the Preferred Shares by BidCo, (D) the amount necessary to refinance all existing indebtedness of the Acquired Business to be refinanced on the Tender Offer Closing Date and (E) all fees, commissions and expenses payable on or prior to the Tender Offer Closing Date in connection with the Incremental Term Loan, the excess proceeds of the Incremental Term Loan shall be funded directly into a blocked account of the Borrower held at the Administrative Agent, which account shall be subject to a perfected first priority security interest to secure the obligations of the Borrower in respect of the Incremental Term Loan pursuant to arrangements and documentation (including, without limitation, a control agreement and escrow terms and conditions) in form and substance reasonably

Annex C-1-Page 1

satisfactory to the Administrative Agent (the “Incremental Term Loan Escrow Account”). Funds in the Incremental Term Loan Escrow Account shall be released solely (i) to the Borrower to the extent used immediately to pay the Acquisition Consideration in an amount necessary to fund the Acquisition Consideration then due and payable in connection with any Subsequent Offering Period (as defined in the Acquisition Agreement) or the Tender Offer (in any case where the initial funding of the Incremental Term Loan occurs prior to the Tender Offer Closing Date), (ii) to the Borrower to the extent used immediately to pay the Acquisition Consideration in an amount necessary to fund the Acquisition Consideration, Transaction Costs and fees, costs and expenses arising in connection with the Merger or (iii) to the Administrative Agent to fund repayments or prepayments under the Incremental Term Loan, including upon the Incremental Term Loan becoming due and payable prior to scheduled maturity. To the extent mutually agreed by the Arranger and the Borrower, the arrangements in this paragraph may be effected by restructuring the Incremental Term Loan as a delayed draw term facility of two or more draws with amounts that otherwise would have been paid into the Incremental Term Loan Escrow Account available to be borrowed thereunder following the Tender Offer Closing Date on the same terms as the release of proceeds from the Incremental Term Loan Escrow Account, and with unused fees on such unused portion in an amount equal to the rate of the Incremental Term Loan Unused Fee (as defined below). Notwithstanding the foregoing, any amount of the Incremental Term Loan that is requested by the Borrower before the Tender Offer Closing Date shall be funded in full into the Incremental Term Loan Escrow Account.

Purpose/Use of Proceeds:	The proceeds of the Incremental Term Loan will be used as follows:

(a)     Prior to the Tender Offer Closing Date: Proceeds of the Incremental Term Loan funded on or prior to the Tender Offer Closing Date will be used on the Tender Offer Closing Date to (i) finance that portion of the Acquisition Consideration that is required to be paid under the Tender Offer Documents in respect of the Shares accepted by, and tendered to, BidCo on the Tender Offer Closing Date, (ii) finance that portion of the Acquisition Consideration that is required to be paid under the Acquisition Documents in respect of the Preferred Shares purchased by BidCo, (iii) finance the Transaction Costs payable on the Tender Offer Closing Date in connection with the Tender Offer and the purchase of the Preferred Shares by BidCo, (iv) refinance all existing indebtedness of the Acquired Business (except to the extent permitted to remain outstanding under Existing Credit Agreement and the other Incremental Loan Documents) and (v) finance the payment of all fees, commissions and expenses payable in connection with the Incremental Term Loan (with the remainder of such proceeds, if applicable, to be funded into the Incremental Term Loan Escrow Account).

(b)     Incremental Term Loan Escrow Account: If applicable, proceeds of the Incremental Term Loan deposited into the Incremental Term Loan Escrow Account will be used as described in the section above entitled “Incremental Term Loan Availability”.

Annex C-1-Page 2

Sole Lead Arranger and Sole Bookrunner:	Wells Fargo Securities, LLC (“Wells Fargo Securities”) will act as sole lead arranger and sole bookrunner (in such capacity, the “Arranger”).

Administrative Agent:	Wells Fargo Bank, National Association (“Wells Fargo Bank” and, in its capacity as Administrative Agent, the “Administrative Agent”).

Lenders:	A syndicate of other financial institutions (each, an “Incremental Lender” and, collectively, the “Incremental Lenders”).

Incremental Facility:	After the Merger Closing Date, and on or before the Revolving Credit Maturity Date and the Term Loan Maturity Date (each as defined in the Existing Credit Agreement), the Borrower will have the right, but not the obligation, to incur an incremental term loan facility or increase the Revolving Credit Facility (each, an “Incremental Facility”) in an aggregate principal amount for all Incremental Facilities requested and incurred after the Merger Closing Date not to exceed $75 million under terms and conditions to be determined; provided that (i) no event of default or default exists or would exist after giving effect thereto, (ii) all financial covenants would be satisfied on a pro forma basis on the date of incurrence and for the most recent determination period, after giving effect to such Incremental Facility (in each case assuming the entire applicable Incremental Facility is funded on the effective date thereof), (iii) if such Incremental Facility is a term loan facility (a) the yield applicable to the Incremental Facility will not be more than 0.50% higher than the corresponding yield for the existing Delayed Draw Term Loan, the Incremental Term Loan or any prior Incremental Facility that is a term loan facility, unless the interest rate margins with respect to the existing Delayed Draw Term Loan, the Incremental Term Loan and/or each such prior Incremental Facility, as applicable, are increased by an amount equal to the difference between the yield with respect to the Incremental Facility minus 0.50% and the corresponding yield on each of the existing Delayed Draw Term Loan, the Incremental Term Loan and each such prior Incremental Facility (provided that, (1) with respect to the Delayed Draw Term Loan, this clause (iii)(a) shall not apply to any proposed Incremental Facility that has (A) a weighted average life to maturity that is longer than the remaining average life to maturity of the Delayed Draw Term Loan and (B) a final maturity that is at least 1 year after the date specified in clause (a) of the definition of Revolving Credit Maturity Date in the Existing Credit Agreement and (2) with respect to the Incremental Term Loan, this clause (iii)(a) shall not apply to any proposed Incremental Facility that has (A) a weighted average life to maturity that is longer than the

Annex C-1-Page 3

remaining average life to maturity of the Incremental Term Loan and (B) a final maturity that is at least 1 year after the final maturity date of the Incremental Term Loan), (b) the maturity date applicable to the Incremental Facility will not be earlier than the latest maturity date of the existing Revolving Credit Facility, the existing Term Loan Facility or the Incremental Term Loan (or any portion thereof), (c) the weighted average life to maturity of the Incremental Facility shall not be less than the weighted average life of the existing Term Loan Facility or the Incremental Term Loan (or any portion thereof) and (d) all other terms of the Incremental Facility, if not consistent with the terms of the existing Term Loan Facility, must be reasonably acceptable to the Administrative Agent, and (iv) if such Incremental Facility is a revolving facility, such Incremental Facility will be documented solely as an increase to the commitments with respect to the Revolving Credit Facility, without any change in terms. Such Incremental Facilities will be provided by existing Lenders or other persons who become Lenders in connection therewith; provided that no existing Lender will be obligated to provide any portion of the Incremental Facilities.

Closing Date; Funding Demand:	The date on which the Incremental Term Loan is effective (the “New Closing Date”). Notwithstanding anything to the contrary in this Commitment Letter, no later than five (5) business days following written notice by the Administrative Agent (the “Funding Demand”) to the Borrower, which Funding Demand may be served no earlier than 90 calendar days after the date of the Commitment Letter, the Borrower shall, notwithstanding that the Tender Offer Closing Date has not yet occurred or the Acquisition consummated, deliver an irrevocable notice of borrowing (which shall authorize and direct the Administrative Agent to pay all proceeds of the unfunded portion of the Incremental Term Loan into the Incremental Term Loan Escrow Account to be disbursed as set forth herein) and use commercially reasonable efforts to satisfy all other conditions precedent.

Final Maturity:	The final maturity of the Incremental Term Loan will occur on November 10, 2016.

Amortization:	The outstanding principal amount of the Incremental Term Loan will be payable as follows:

Fiscal Quarter	Principal Installment
June 30, 2013	$5,625,000
September 30, 2013	$5,625,000
December 31, 2013	$9,375,000
March 31, 2014	$9,375,000
June 30, 2014	$9,375,000
September 30, 2014	$9,375,000
December 31, 2014	$11,250,000
March 31, 2015	$11,250,000
June 30, 2015	$11,250,000
September 30, 2015	$11,250,000
December 31, 2015	$11,250,000
March 31, 2016	$11,250,000
June 30, 2016	$11,250,000
At maturity	All remaining outstanding principal amounts of the Incremental Term Loan

Annex C-1-Page 4

Any amortization payments made prior to the consummation of the Merger shall be applied first to the portion of the Incremental Term Loan received by the Borrower and thereafter to amounts in the Incremental Term Loan Escrow Account.

Interest Rates:	All amounts outstanding under the Incremental Term Loan will bear interest, at the Borrower’s option, at a rate per annum equal to (a) the Base Rate plus the Applicable Margin (as defined below) or (b) the LIBOR Rate plus the Applicable Margin.

Beginning on the Calculation Date occurring after the date on which the Borrower delivers to the Lenders financial statements for the second full fiscal quarter after the initial funding of the Incremental Term Loan, the applicable margin for the Incremental Term Loan (the “Applicable Margin”) will be determined by the pricing grid below based on the Consolidated Total Leverage Ratio; provided that prior to the Calculation Date after the Borrower delivers to the Lenders financial statements for the second full fiscal quarter after the the initial funding of the Incremental Term Loan, the Applicable Margin shall not be less than the rate per annum set forth in Level II:

	Consolidated Total Leverage Ratio	Base Rate Loans	Eurodollar Rate Loans
Level I	≥3.25:1.00	1.50%	2.50%
Level II	≥2.75:1.00 and <3.25:1.00	1.25%	2.25%
Level III	≥2.00:1.00 and <2.75:1.00	1.00%	2.00%
Level IV	≥1.00:1.00 and <2.00:1.00	0.75%	1.75%
Level V	<1.00:1.00	0.50%	1.50%

Funding Protection:	Substantially similar to the Existing Credit Agreement.

Annex C-1-Page 5

Incremental Term Loan Unused Fee:	An unused fee (the “Incremental Term Loan Unused Fee”) will accrue on the unused amounts of the Incremental Term Loan, with exclusions for Defaulting Lenders, during the period from the New Closing Date through but excluding the date on which the Incremental Term Loan is fully funded, including pursuant to a Funding Demand (the “Incremental Unused Fee Termination Date”). The Incremental Term Loan Unused Fee will be at a rate of 0.50% per annum. All accrued Incremental Term Loan Unused Fees will be fully earned and due and payable quarterly in arrears (calculated on a 360-day basis) and on the Incremental Unused Fee Termination Date and shall be for the account of the Incremental Lenders (excluding any Defaulting Lenders) making the Incremental Term Loan and will accrue from the New Closing Date.

Voluntary Prepayments:	Substantially similar to the Existing Credit Agreement; provided that any voluntary prepayments made prior to the consummation of the Merger shall be applied first to the portion of the Incremental Term Loan received by the Borrower and thereafter to amounts in the Incremental Term Loan Escrow Account.

Mandatory Prepayments:	Substantially similar to the Existing Credit Agreement; provided that (i) all amounts remaining in the Incremental Term Loan Escrow Account at 5:00 p.m. (Eastern) on the date that is six months after the New Closing Date shall be released to the Administrative Agent for the account of the Incremental Lenders and (ii) any mandatory prepayments made prior to the consummation of the Merger shall be applied first to the portion of the Incremental Term Loan received by the Borrower and thereafter to amounts in the Incremental Term Loan Escrow Account.

Security:	Substantially similar to the Existing Credit Agreement (which security shall include, for the avoidance of doubt, all cash held in the Incremental Term Loan Escrow Account (which shall be subject to a control agreement reasonably satisfactory to the Administrative Agent)).

Representations and Warranties:	Substantially similar to the Existing Credit Agreement.

Covenants:	The definitive Incremental Loan Documents will contain the following financial, affirmative and negative covenants by the Borrower (with respect to the Borrower and its subsidiaries (including the Acquired Business)):

- financial covenants:	1.	A minimum Consolidated Total Fixed Charge Coverage Ratio – TBD.

	2.	A maximum Consolidated Total Leverage Ratio – TBD.

Annex C-1-Page 6

The financial covenants shall be calculated in a manner substantially similar to the calculations of the corresponding financial covenants in the Existing Credit Agreement.

- affirmative covenants:	Substantially similar to the Existing Credit Agreement, but in the event that the New Closing Date occurs prior to the Tender Offer Closing Date or the Merger Closing Date, to include compliance with material obligations under the Acquisition Documents, including, without limitation, prompt settlement in respect of Shares accepted for payment under the Tender Offer; in the event the New Closing Date occurs prior to the Tender Offer Closing Date or the Merger Closing Date, consummation of the Tender Offer Closing Date or the Merger Closing Date, as applicable, concurrently with the release of proceeds of the Incremental Term Loan from the Incremental Term Loan Escrow Account, in accordance with all applicable laws, this Commitment Letter and the Acquisition Documents; and following the Tender Offer Closing Date, the Borrower and BidCo shall use all commercially reasonable efforts to take or cause to be taken all corporate, stockholder and other action necessary to cause the Merger Closing Date to occur as soon as practicable thereafter.

- negative covenants:	Substantially similar to the Existing Credit Agreement.

Conditions Precedent to Closing and Funding:	The several obligations of the Incremental Lenders to (i) close the Incremental Term Loan and (ii) make, or cause one of their respective affiliates to make the Incremental Term Loan will be subject only to (a) the conditions precedent referred to in the Commitment Letter and (b) the conditions set forth in Schedule 1 to Annex C-1 attached to the Commitment Letter.

Conditions Precedent to Final Release of Funds and Extensions of Credit in Connection with Merger:

In addition to the conditions set forth in the section entitled “Conditions Precedent to Closing and Funding on the New Closing Date” (including, without limitation, those set forth in Schedule 1 to Annex C-1 attached to the Commitment Letter), the final release of funds from the Incremental Term Loan Escrow Account (other than in connection with a repayment or prepayment of the Incremental Term Loan or in connection with the acceptance of Shares during a Subsequent Offering Period (as defined in the Acquisition Agreement)) will be subject to the following additional conditions:

	1.	Acquisition. The Acquisition shall be consummated substantially concurrently with the final release of funds from the Incremental Term Loan Escrow Account and in accordance with the terms of the Existing Credit Agreement, including without limitation, Section 11.3 and the definition of “Permitted Acquisition” in the Existing Credit Agreement and the Acquisition Documents, without giving effect to any amendments, modifications or waivers to the Acquisition

Annex C-1-Page 7

Documents that are materially adverse to the interests of the Incremental Lenders (as reasonably determined by the Arranger, it being understood that, without limitation, any change in the amount of the Acquisition Consideration (other than an increase in the amount of the Acquisition Consideration pursuant to the express terms of the Acquisition Documents that does not cause the aggregate Acquisition Consideration to exceed the Maximum Consideration), the third party beneficiary rights (if any) applicable to the Arranger and the Incremental Lenders or the governing law shall, in each case, be deemed to be materially adverse to the interests of the Incremental Lenders) unless approved by the Arranger.

2.	Borrowing. Each of the conditions set forth in Section 6.3 (other than clause (c) thereof) of the Existing Credit Agreement shall be satisfied.

3.	Joinder. After giving effect to the Acquisition, the Target shall be a wholly-owned subsidiary of the Borrower, and to the extent not completed on the New Closing Date, the Target and its domestic subsidiaries shall become Guarantors and shall have executed and delivered customary joinder documentation with respect to the Incremental Loan Documents in accordance with the terms of the Existing Credit Agreement.

4.	Escrow Notice. In connection with any releases of funds from the Incremental Term Loan Escrow Account, the Administrative Agent shall have received prior written notice of release of funds from the Incremental Term Loan Escrow Account.

Annex C-1-Page 8

Conditions Precedent to Release of Funds in Connection with Subsequent Offering Periods under the Acquisition Agreement:	In addition to the conditions set forth in the section entitled “Conditions Precedent to Closing and Funding on the New Closing Date” (including, without limitation, those set forth in Schedule 1 to Annex C-1 attached to the Commitment Letter), the release of funds from the Incremental Term Loan Escrow Account in connection with the acceptance of tendered Shares during any Subsequent Offering Period under the Acquisition Agreement will be subject to the following additional conditions: (i) prior written notice of release of funds from the Incremental Term Loan Escrow Account, (ii) the accuracy of representations and warranties under the Existing Credit Agreement and the other Incremental Loan Documents, (iii) prior to and after giving effect to the funding of such release of funds from the Incremental Term Loan Escrow Account, the absence of any default or event of default under the Existing Credit Agreement and the other Incremental Loan Documents and (iv) receipt by the Administrative Agent of evidence satisfactory to it that such release of funds and the use of such funds shall be in full compliance with the Federal Reserve’s Margin Regulations and the Borrower shall have delivered a duly completed Form U-1 pursuant to Regulation U of the Federal Reserve Board.

Counsel to the Arranger and Administrative Agent:	McGuireWoods LLP.

The foregoing is intended to summarize certain basic terms of the Incremental Term Loan. It is not intended to be a definitive list of all of the requirements of the Incremental Lenders in connection with the Incremental Term Loan.

Annex C-1-Page 9

SCHEDULE 1 TO ANNEX C-1

ACI WORLDWIDE, INC.

Summary of Conditions Precedent to the Closing and Initial Funding of the Incremental Term Loan

This Summary of Conditions Precedent outlines certain of the conditions precedent to the Incremental Term Loan referred to in the Commitment Letter, of which this Schedule 1 to Annex C-1 is a part. Except as expressly provided herein, capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Schedule 1 to Annex C-1 is attached, and if not defined in the Commitment Letter, the meaning assigned thereto in the Existing Credit Agreement.

The closing and funding of the Incremental Term Loan shall occur in accordance with the terms and subject to the conditions set forth in Section 2.8 of the Existing Credit Agreement and shall be subject to the following conditions:

1.	Concurrent Transactions: As a condition to the funding of the Incremental Term Loan, (i) the terms and conditions of the applicable Acquisition Documents (including, without limitation, the terms and conditions of the Tender Offer Documents) will be reasonably satisfactory to the Arranger (it being understood and agreed that the draft Acquisition Agreement and Shareholder Agreement provided to the Arranger by Jones Day at 6:31 p.m. (Eastern) on January 30, 2013 are deemed to be satisfactory) and (ii) there will not exist (pro forma for the Acquisition and the financing thereof) any Default or Event of Default under any of the Incremental Loan Documents, or under any other material indebtedness of the Borrower or its subsidiaries. BidCo shall (a) substantially concurrently with the initial funding of the Incremental Term Loan, purchase all of the Preferred Shares and (b) have accepted for payment, pursuant to the Tender Offer, Shares that, when aggregated with the Preferred Shares purchased by BidCo, represent at least a majority (calculated on a fully-diluted basis) of the then issued and outstanding shares of the Acquired Business and not less than a majority (calculated on a fully-diluted basis) of the voting power of the then issued and outstanding shares of the Acquired Business entitled to vote in the election of directors or in shareholder votes generally and the Tender Offer and the purchase of the Preferred Shares shall have been consummated concurrently with the funding of the Incremental Term Loan, in accordance with applicable laws and the applicable Acquisition Documents (including, to the extent applicable, the Tender Offer Documents and the Shareholder Agreement) without amendment or waiver (except to the extent such waiver (including any consent or discretionary determination as to the satisfaction of any condition) is not materially adverse to the Arranger or the Incremental Lenders) or other modification of any of the terms or conditions thereof (including, without limitation, any change in (A) the offer price with respect to the Shares above $4.00 per Share and (B) the amount of the Acquisition Consideration (other than an increase in the amount of the Acquisition Consideration pursuant to the express terms of the Acquisition Documents that does not cause the aggregate Acquisition Consideration to exceed the Maximum Consideration)). The proceeds from the Incremental Term Loan will be the sole and sufficient sources of funds to consummate the transactions contemplated to occur on the Tender Offer Closing Date, including to refinance certain existing indebtedness of the Acquired Business and to pay the Transaction Costs (and, after the application of proceeds from the Incremental Term Loan, the Acquired Business shall not have any material indebtedness for borrowed money other than the indebtedness under the Incremental Loan Documents and other indebtedness of the Acquired Business permitted to remain outstanding upon the Acquired Business becoming a Subsidiary of the Borrower).

Schedule I to Annex C-1-Page 1

2.	Financial Statements. The Arranger shall have received (i) audited financial statements of the Acquired Business for each of the three fiscal years ended at least 45 days prior to the New Closing Date; (ii) as soon as internal financial statements are available to the Acquired Business, unaudited financial statements for any interim period or periods of the Acquired Business ended after the date of the most recent audited financial statements and more than forty-five (45) days prior to the New Closing Date; (iii) customary pro forma financial statements, in each case meeting the requirements of Regulation S-X for Form S-1 registration statements or otherwise reasonably satisfactory to the Arranger and (iv) projections prepared by management of balance sheets, income statements and cashflow statements, in each case for the period through and including the maturity date of the Incremental Term Loan (it being acknowledged and agreed that such projections were received by the Arranger on Sunday, January 27, 2013).

3.	Performance of Obligations. All costs, fees, expenses (including, without limitation, legal fees and expenses, and, if applicable, title premiums, survey charges and recording taxes and fees) and other compensation contemplated by the Commitment Letter and the Fee Letter payable to Wells Fargo Bank, the Arranger, the Administrative Agent and/or the Lenders (including the Incremental Lenders and including all fees payable in connection with the Amendment) shall have been paid to the extent due and the Borrower shall have complied in all material respects with all of its other obligations under the Commitment Letter and the Fee Letter. All loans made by the Incremental Lenders to the Borrower or any of its affiliates on the New Closing Date shall be in full compliance with the Federal Reserve’s Margin Regulations and the Borrower shall have delivered a duly completed Form U-1 pursuant to Regulation U of the Federal Reserve Board.

4.	Customary Closing Documents. The Arranger shall be satisfied that the Borrower has complied with the following other closing conditions: (i) the delivery of legal opinions, corporate records and documents from public officials, lien searches, officer’s certificates and other documentation required under the Existing Credit Agreement, in each case in form and substance reasonably satisfactory to the Arranger; (ii) confirmation (including customary payoff letters) reasonably satisfactory to the Arranger of repayment in full of all indebtedness of the Acquired Business (other than indebtedness under the Incremental Loan Documents and other indebtedness of the Acquired Business permitted to remain outstanding upon the Acquired Business becoming a Subsidiary of the Borrower), and termination or release of all liens or security interests relating thereto, in each case on terms reasonably satisfactory to the Arranger, (iii) evidence of authority; (iv) obtaining approval of the Board of Directors of the Acquired Business and material third party and governmental consents necessary in connection with the Acquisition, the related transactions and the financing thereof; (v) delivery of possessory collateral and financing statements sufficient when properly filed to perfect liens, pledges, and mortgages on the collateral securing the Incremental Term Loan; (vi) evidence of insurance; (vii) if applicable, delivery of satisfactory commitments and/or endorsements for title insurance, flood certifications and surveys and (viii) delivery of a solvency certificate from the chief financial officer of the Borrower and each Guarantor in form and substance, and with supporting documentation, reasonably satisfactory to the Arranger. The Arranger will have received at least 5 business days prior to the New Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

5.	Minimum Liquidity/Minimum Revolving Credit Facility Availability. After giving effect to all borrowings on the New Closing Date, the Liquidity Amount (which amount, for the avoidance of doubt, shall not include any amounts in the Incremental Term Loan Escrow Account) shall be at least $50,000,000.

Schedule I to Annex C-1-Page 2

6.	Amendment to Existing Credit Agreement. The Existing Credit Agreement shall have been amended to (a) permit the incurrence of an additional $300 million of Incremental Term Loans, (b) modify the financial covenants and restrictions on acquisitions to the extent necessary to permit the financing of the Tender Offer, the purchase of the Preferred Shares and the Acquisition on the terms and conditions set forth in the Commitment Letter and the Incremental Term Loan Term Sheet and (c) unless waived by Wells Fargo Bank in its sole discretion, such other amendments as the Arranger may reasonably deem to be necessary to permit the consummation of the Transactions and to reflect the terms and conditions set forth in the Commitment Letter and the Incremental Term Loan Term Sheet (it being understood and agreed that such amendment shall be effective only upon the satisfaction of the other conditions set forth in the Commitment Letter and this Schedule).

7.	Marketing Period. The Arranger shall have been afforded a minimum amount of time as set forth in Section 3 of the Commitment Letter to solicit consents to the Amendment and syndicate the Incremental Term Loan.

Notwithstanding the foregoing, the Borrower shall use commercially reasonable efforts to satisfy all of the conditions precedent set forth in this Schedule and the Commitment letter in a timely manner. In the event that each of the conditions set forth above and in the Commitment Letter (other than the conditions related to the Tender Offer or the Acquisition) is satisfied (including, without limitation, clause 7 above), the Incremental Term Loan shall close, it being understood and agreed that the Incremental Term Loan will not be funded and released from the Incremental Term Loan Escrow Account until the satisfaction of the remaining conditions precedent set forth above and the payment of the Incremental Term Loan Unused Fees. At any time after the closing of the Incremental Term Loan, the Borrower may upon written notice to the Administrative Agent, request the funding of the Incremental Term Loan into the Incremental Term Loan Escrow Account, it being acknowledged and agreed that the release of the Incremental Term Loan from the Incremental Term Loan Escrow Account will not occur until the satisfaction or waiver of the conditions set forth in this Schedule and the Commitment Letter. In addition, if the Arranger delivers to the Borrower a Funding Demand the Incremental Term Loan will be funded into the Incremental Term Loan Escrow Account to be released upon satisfaction of each of the conditions precedent set forth in this Schedule and the Commitment Letter and the payment of the Incremental Term Loan Unused Fees.

Schedule I to Annex C-1-Page 3

ANNEX C-2

ACI Worldwide, Inc.

Summary of the New Credit Facilities

This Summary of the New Credit Facilities (this “New Credit Facilities Term Sheet”) outlines certain terms of the New Credit Facilities referred to in the Commitment Letter, of which this Annex C-2 is a part. Except as expressly provided herein, capitalized terms used herein but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this New Credit Facilities Term Sheet is attached, and if not defined in the Commitment Letter, the meanings assigned thereto in the Existing Credit Agreement.

Borrower:	ACI Worldwide, Inc., a Delaware corporation (the “Borrower”).

Guarantors:	Each of the Borrower’s material existing and subsequently acquired or organized domestic direct and indirect subsidiaries (including, without limitation, BidCo and the Acquired Business (collectively, the “Guarantors”)) will guarantee (the “Guarantee”) all obligations under the New Credit Facilities (as defined below), all interest rate and/or other hedging obligations of the Borrower or any Guarantor owed to the Administrative Agent, the Arranger, any Lender or any affiliate of the Administrative Agent, the Arranger or any Lender (the “Hedging Obligations”) and any treasury management arrangements of the Borrower or any Guarantor owed to the Administrative Agent, the Arranger, any Lender or any affiliate of the Administrative Agent, the Arranger or any Lender (the “Cash Management Obligations”).

New Credit Facilities:	$750 million of bank financing (the “New Credit Facilities”) to include:

(i) a $600 million senior secured term loan (the “New Term Facility”); and

(ii) a $150 million senior secured revolving credit facility (the “New Revolving Facility”).

New Term Facility Availability:	The New Term Facility will be available to the Borrower in a single draw on the New Closing Date (or to the extent the New Closing Date is before the Tender Offer Closing Date, the Tender Offer Closing Date or such earlier date as requested by the Borrower).

If the Merger shall occur after the Tender Offer Closing Date, to the extent that the proceeds of the New Term Facility funded on Tender Offer Closing Date, when combined with the proceeds of the New Revolving Facility that is funded in connection with the Tender Offer on the Tender Offer Closing Date, exceed an amount equal to the sum of (A) the portion of the Acquisition Consideration that is required to be paid under the Tender Offer Documents in respect of the Shares accepted by, and tendered to, BidCo on the Tender Offer Closing

Annex C-2-Page 1

Date, (B) the portion of the Acquisition Consideration that is required to be paid under the Acquisition Documents in respect of the Preferred Shares purchased by BidCo, (C) the Transaction Costs payable on the Tender Offer Closing Date in connection with the Tender Offer and the purchase of the Preferred Shares by BidCo, (D) the amount necessary to refinance all outstanding indebtedness under the Existing Credit Agreement, (E) the amount necessary to refinance all existing indebtedness of the Acquired Business to be refinanced on the Tender Offer Closing Date and (F) all fees, commissions and expenses payable on or prior to the Tender Offer Closing Date in connection with the New Credit Facilities, the excess proceeds of the New Term Facility shall be funded directly into a blocked account of the Borrower held at the Administrative Agent, which account shall be subject to a perfected first priority security interest to secure the obligations of the Borrower in respect of the New Credit Facilities pursuant to arrangements and documentation (including, without limitation, a control agreement and escrow terms and conditions) in form and substance reasonably satisfactory to the Administrative Agent (the “New Credit Facilities Escrow Account”). Funds in the New Credit Facilities Escrow Account shall be released solely (i) to the Borrower to the extent used immediately to pay the Acquisition Consideration in an amount necessary to fund the Acquisition Consideration then due and payable in connection with any Subsequent Offering Period (as defined in the Acquisition Agreement) or the Tender Offer (in any case where the New Term Facility funding (other than amounts used to fund the refinancing of the Existing Credit Agreement) occurs prior to the Tender Offer Closing Date), (ii) to the Borrower to the extent used immediately to pay the Acquisition Consideration in an amount necessary to fund the Acquisition Consideration, Transaction Costs and fees, costs and expenses arising in connection with the Merger or (iii) to the Administrative Agent to fund repayments or prepayments under the New Credit Facilities, including upon the New Credit Facilities becoming due and payable prior to scheduled maturity. Notwithstanding the foregoing, any amount of the New Term Facility that is requested by the Borrower before the Tender Offer Closing Date shall, after giving effect to the amount thereof used to repay amounts owing under the Existing Credit Agreement, be funded into the New Credit Facilities Escrow Account.

Purpose/Use of Proceeds:	The proceeds of the New Term Facility will be used as follows:

(a) Prior to the Tender Offer Closing Date: Proceeds of the New Term Facility funded on or prior to the Tender Offer Closing Date will be used on (i) the New Closing Date to refinance the Existing Credit Agreement and (ii) on the Tender Offer Closing Date to (A) finance that portion of the Acquisition Consideration that is required to be paid under the Tender Offer Documents in respect of the Shares accepted by, and tendered to, BidCo on the Tender Offer Closing Date, (B) finance that portion of the Acquisition Consideration that is required to be paid under the

Annex C-2-Page 2

Acquisition Documents in respect of the Preferred Shares purchased by BidCo, (C) finance the Transaction Costs payable on the Tender Offer Closing Date in connection with the Tender Offer and the purchase of the Preferred Shares by BidCo, (D) refinance all existing indebtedness of the Acquired Business (except to the extent permitted to remain outstanding under the New Credit Facilities Loan Documents) and (E) finance the payment of all fees, commissions and expenses in connection with the New Credit Facilities (with the remainder of such proceeds, if applicable, to be funded into the New Credit Facilities Escrow Account).

(b) New Credit Facilities Escrow Account: If applicable, proceeds of the New Term Facility deposited into the New Credit Facilities Escrow Account will be used as described in the section above entitled “New Term Facility Availability”.

The proceeds of the New Revolving Facility will be used (i) on the New Closing Date, to refinance the Borrower’s Existing Credit Agreement and (ii) after the New Closing Date, (A) for general corporate purposes of the Borrower and its Subsidiaries, including, without limitation, working capital, capital expenditures in the ordinary course of business and Permitted Acquisitions, and (B) to the extent the proceeds in the New Credit Facilities Escrow Account are less than the Acquisition Consideration that is required to be paid on the Merger Closing Date plus Transaction Costs, to fund the remaining portion of the Acquisition Consideration and the Transaction Costs.

Sole Lead Arranger and Sole Bookrunner:	Wells Fargo Securities, LLC (“Wells Fargo Securities”) will act as sole lead arranger and sole bookrunner (in such capacity, the “Arranger”).

Administrative Agent, Swingline Lender and Issuing Lender:	Wells Fargo Bank, National Association (“Wells Fargo Bank” and, in its capacity as Administrative Agent, the “Administrative Agent”, in its capacity as Swingline Lender, the “Swingline Lender”, and in its capacity as Issuing Lender, the “Issuing Lender”).

Lenders:	Wells Fargo Bank and a syndicate of other financial institutions (each, a “New Facility Lender” and, collectively, the “New Facility Lenders”).

Incremental Facility:	After the Merger Closing Date, and on or before the New Revolving Facility Maturity Date and the New Term Facility Maturity Date (each as defined below), the Borrower will have the right, but not the obligation, to incur an incremental term loan facility or increase the New Revolving Facility (each, an “Incremental Facility”) in an aggregate principal amount for all Incremental Facilities requested and

Annex C-2-Page 3

incurred after the Merger Closing Date not to exceed $150 million under terms and conditions to be determined; provided that (i) no event of default or default exists or would exist after giving effect thereto, (ii) all financial covenants would be satisfied on a pro forma basis on the date of incurrence and for the most recent determination period, after giving effect to such Incremental Facility (in each case assuming the entire applicable Incremental Facility is funded on the effective date thereof), (iii) if such Incremental Facility is a term loan facility (a) the yield applicable to the Incremental Facility will not be more than 0.50% higher than the corresponding yield for the New Term Facility or any prior Incremental Facility that is a term loan facility, unless the interest rate margins with respect to the New Term Facility and/or such prior Incremental Facility are increased by an amount equal to the difference between the yield with respect to the Incremental Facility minus 0.50% and the corresponding yield on each of the New Term Facility and each such prior Incremental Facility, (b) the maturity date applicable to the Incremental Facility will not be earlier than the latest maturity date of the New Revolving Facility or the New Term Facility, (c) the weighted average life to maturity of the Incremental Facility shall not be less than the weighted average life of the New Term Facility and (d) all other terms of the Incremental Facility, if not consistent with the terms of the New Term Facility, must be reasonably acceptable to the Administrative Agent, and (iv) if such Incremental Facility is a revolving facility, such Incremental Facility will be documented solely as an increase to the commitments with respect to the New Revolving Facility, without any change in terms. Such Incremental Facilities will be provided by existing New Facility Lenders or other persons who become New Facility Lenders in connection therewith; provided that no existing New Facility Lender will be obligated to provide any portion of the Incremental Facilities.

Closing Date; Funding Demand:	The date on which the New Credit Facilities are effective (the “New Closing Date”). Notwithstanding anything to the contrary in this Commitment Letter, no later than five (5) business days following written notice by the Administrative Agent (the “Funding Demand”) to the Borrower, which Funding Demand may be served no earlier than 90 calendar days after the date of the Commitment Letter, the Borrower shall, notwithstanding that the Tender Offer Closing Date has not yet occurred or the Acquisition consummated, deliver an irrevocable notice of borrowing (which shall authorize and direct the Administrative Agent to pay all proceeds of any unfunded portion of the New Term Facility into the New Credit Facilities Escrow Account to be disbursed as set forth herein) and use commercially reasonable efforts to satisfy all other conditions precedent.

Annex C-2-Page 4

Final Maturity:	New Term Facility: Sixth anniversary of the New Closing Date (the “New Term Facility Maturity Date”).

New Revolving Facility: Fifth anniversary of the New Closing Date (the “New Revolving Facility Maturity Date”).

Amortization:	The outstanding principal amount of the New Term Facility will be payable in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the New Term Facility (with the remainder due and payable on the New Term Facility Maturity Date); provided that any amortization payments made prior to the consummation of the Merger shall be applied first to the portion of the New Term Facility received by the Borrower and thereafter to amounts in the New Credit Facilities Escrow Account.

No amortization will be required with respect to the New Revolving Facility.

Swingline Loans:	At the option of the Swingline Lender, $10,000,000 of the New Revolving Facility may be made available as swing line loans.

Letters of Credit:	$25,000,000 of the New Revolving Facility may be made available for the issuance of letters of credit by the Issuing Lender (“Letters of Credit”).

Interest Rates:	All amounts outstanding under the New Credit Facilities will bear interest, at the Borrower’s option, at a rate per annum equal to (a) the Base Rate plus the Applicable Margin (as defined below) or (b) the reserve adjusted Eurodollar Rate plus the Applicable Margin.

The applicable margin for the New Credit Facilities (the “Applicable Margin”):

(a) with respect to the New Term Facility, will be (i) 2.00% with respect to Base Rate Loans and (ii) 3.00% with respect to Eurodollar Rate Loans; and

(b) beginning on the Calculation Date occurring after the date on which the Borrower delivers to the New Facility Lenders financial statements for the second full fiscal quarter after the New Closing Date, with respect to the New Revolving Facility, will be determined by the pricing grid below based on the ratio (calculated in a manner substantially similar to such calculation in the Existing Credit Agreement) of (x) consolidated indebtedness of the Borrower and its subsidiaries as of the date of such financial statements to (y) Consolidated EBITDA as of the date of such financial statements (the “Leverage Ratio”); provided that prior to the Calculation Date after the Borrower delivers to the New Facility Lenders financial statements for the second full fiscal quarter after the New Closing Date, the

Annex C-2-Page 5

Applicable Margin shall not be less than the rate per annum set forth in Level II:

	Leverage Ratio	Base Rate Loans	Eurodollar Rate Loans	Commitment Fee
Level I	≥3.25:1.00	1.50%	2.50%	0.50%
Level II	≥2.75:1.00 and <3.25:1.00	1.25%	2.25%	0.40%
Level III	≥2.00:1.00 and <2.75:1.00	1.00%	2.00%	0.35%
Level IV	≥1.00:1.00 and <2.00:1.00	0.75%	1.75%	0.30%
Level V	<1.00:1.00	0.50%	1.50%	0.25%

As used herein, the terms “Base Rate” and “reserve adjusted Eurodollar Rate” will have meanings customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate will be customary and appropriate for financings of this type. In no event shall the Base Rate be less than the sum of (i) the one-month reserve adjusted Eurodollar Rate plus (ii) the difference between the applicable stated margin for reserve adjusted Eurodollar Rate loans and the applicable stated margin for Base Rate loans. In no event shall the reserve adjusted Eurodollar Rate with respect to the New Term Facility be less than 1.25%.

After the occurrence and during the continuance of an Event of Default, interest on all amounts then outstanding will accrue at a rate equal to the rate on loans bearing interest at the rate determined by reference to the Base Rate plus an additional two percentage points (2.00%) per annum and will be payable on demand.

Interest Payments:	Quarterly for loans bearing interest with reference to the Base Rate; except as set forth below, on the last day of selected interest periods (which will be one, two, three and six months) for loans bearing interest with reference to the reserve adjusted Eurodollar Rate (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year (365/366-day year with respect to certain loans bearing interest with reference to the Base Rate).

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Funding Protection:	Customary for transactions of this type, including breakage costs, gross-up for withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions.

New Term Loan Unused Fee:	An unused fee (the “New Term Loan Unused Fee”) will accrue on the unused amounts of the New Term Facility, with exclusions for Defaulting Lenders, during the period from the New Closing Date through but excluding the date on which the New Term Facility is fully funded, including pursuant to a Funding Demand (the “Incremental Unused Fee Termination Date”). The New Term Loan Unused Fee will be at a rate of 0.50% per annum. All accrued New Term Loan Unused Fees will be fully earned and due and payable quarterly in arrears (calculated on a 360-day basis) and on the New Term Loan Unused Fee Termination Date and shall be for the account of the New Facility Lenders (excluding any Defaulting Lenders) making the New Term Loan and will accrue from the New Closing Date.

Commitment Fees:	Commitment fees will be payable on the daily average undrawn portion of the New Revolving Facility (reduced by the amount of Letters of Credit issued and outstanding) based upon the Leverage Ratio from time to time as set forth in the pricing grid above and will be payable quarterly in arrears from the New Closing Date; provided that prior to the Calculation Date after the date on which the Borrower delivers to New Facility Lenders financial statements for the second full fiscal quarter after the New Closing Date, the commitment fee shall not be less than the percentage set forth in Level II of such pricing grid.

Letters of Credit Fees:	A fee equal to (i) the Applicable Margin then in effect for loans bearing interest at the reserve adjusted Eurodollar Rate made under the New Revolving Facility, times (ii) the average daily maximum aggregate amount available to be drawn under all Letters of Credit, will be payable quarterly in arrears to the New Facility Lenders under the New Revolving Facility. In addition, a fronting fee in an amount equal to the face amount of such Letter of Credit multiplied by one-eighth of one percent (0.125%), per annum and payable quarterly in arrears, will be payable to the Issuing Lender, as well as certain customary fees assessed thereby.

Voluntary Prepayments:	The New Term Facility may be prepaid in whole or in part without premium or penalty (other than the Call Premium (as defined below)); provided that loans bearing interest with reference to the reserve adjusted Eurodollar Rate will be prepayable only on the last day of the related interest period unless the Borrower pays any related breakage costs; provided further that any voluntary prepayments made prior to the consummation of the Merger shall be applied first to the portion of the New Term Facility received by the Borrower and thereafter to amounts in the New Credit Facilities Escrow Account. Voluntary prepayments of the New Term Facility will be applied to scheduled amortization payments as directed by the Borrower.

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Mandatory Prepayments:	The following mandatory prepayments will be required (subject to certain basket amounts to be negotiated in the definitive New Credit Facilities Loan Documents):

	1.	Asset Sales: Prepayments in an amount equal to 100% of the net cash proceeds of the sale or other disposition of any property or assets of the Borrower or its subsidiaries (subject to certain exceptions to be determined), other than net cash proceeds of sales or other dispositions of inventory in the ordinary course of business and net cash proceeds that are reinvested in other long-term assets useful in the business of the Borrower and its subsidiaries within one year of receipt thereof.

	2.	Insurance Proceeds: Prepayments in an amount equal to 100% of the net cash proceeds of insurance paid on account of any loss of any property or assets of the Borrower or its subsidiaries, other than net cash proceeds that are reinvested in other long-term assets useful in the business of the Borrower and its subsidiaries (or used to replace damaged or destroyed assets) within one year of receipt thereof.

	3.	Equity Offerings: Prepayments in an amount equal to 50% of the net cash proceeds received from the issuance of equity securities of the Borrower (other than (i) issuances pursuant to employee stock plans and (ii) equity issued in connection with, and in anticipation of, a permitted acquisition).

	4.	Incurrence of Indebtedness: Prepayments in an amount equal to 100% of the net cash proceeds received from the incurrence of indebtedness by the Borrower or its subsidiaries (other than indebtedness otherwise permitted under the New Credit Facilities Loan Documents), payable no later than the third business day following the date of receipt.

	5.	Excess Cash Flow: Prepayments in an amount equal to 50% of Excess Cash Flow, if the Consolidated Total Leverage Ratio is greater than 2.50:1.00.

	6.	Escrow Funds. Prepayments in an amount equal to the amount on deposit in the New Credit Facilities Escrow Account at 5:00 p.m (Eastern) on the date that is six months after the New Closing Date.

All mandatory prepayments will be applied without penalty or premium (except for breakage costs, if any) and will be applied, first, to the New Term Facility (and applied pro rata to remaining scheduled amortization payments and the payments at final maturity); and,

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second, to outstanding loans (without a permanent reduction of commitments) under the New Revolving Facility; provided that any mandatory prepayments made prior to the consummation of the Merger shall be applied first to the portion of the New Term Facility received by the Borrower and thereafter to amounts in the New Credit Facilities Escrow Account.

Call Premium:	If, on or prior to the first anniversary of the initial funding of the New Term Facility, a Repricing Transaction (as defined below) occurs, the Borrower will pay a premium (the “Call Premium”) in an amount equal to 1% of the principal amount of loans under the New Term Facility that are subject to such Repricing Transaction.

As used herein, the term “Repricing Transaction” shall mean (a) any prepayment or repayment of loans under the New Term Facility with the proceeds of, or any conversion of loans under the New Term Facility into, any new or replacement indebtedness bearing interest with an “effective yield” (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmark floors and original issue discount) less than the “effective yield” applicable to the loans under the New Term Facility subject to such event (as such comparative yields are determined by the Administrative Agent) and (b) any amendment to the definitive New Credit Facilities Loan Documents which reduces the “effective yield” applicable to all or a portion of the loans under the New Term Facility (it being understood that any prepayment premium with respect to a Repricing Transaction shall apply to any required assignment by a non-consenting lender in connection with any such amendment pursuant to so-called yank-a-bank provisions).

Security:	The New Credit Facilities, each Guarantee, all Hedging Obligations and all Cash Management Obligations will be secured by first priority security interests in all assets, including without limitation, all personal property of the Borrower and the Guarantors (except as otherwise agreed to by the Arranger) and including, for the avoidance of doubt, all cash held in the New Credit Facilities Escrow Account. In addition, the New Credit Facilities, each Guarantee, all Hedging Obligations and all Cash Management Obligations will be secured by a first priority security interest in 100% of the capital stock of each material domestic subsidiary of the Borrower (including, without limitation, 100% of the capital stock of BidCo), 65% of the capital stock of each material first-tier foreign subsidiary of the Borrower and all intercompany debt. Subject to the Limited Conditionality Provision, all security arrangements relating to the New Credit Facilities, the Guarantees, the Hedging Obligations and the Cash Management Obligations will be in form and substance reasonably satisfactory to the Administrative Agent and the Arranger and will be perfected on the New Closing Date, and shall, without limitation, include a control agreement reasonably satisfactory to the Administrative Agent in respect of the New Credit Facilities Escrow Account.

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Representations and Warranties:	Substantially similar to the Existing Credit Agreement.

Covenants:	The definitive New Credit Facilities Loan Documents will contain the following financial, affirmative and negative covenants by the Borrower (with respect to the Borrower and its subsidiaries (including the Acquired Business)):

- financial covenants:	1.	A minimum Consolidated Total Fixed Charge Coverage Ratio – TBD.

	2.	A maximum Consolidated Total Leverage Ratio – TBD.

The financial covenants shall be calculated in a manner substantially similar to the calculations of the corresponding financial covenants in the Existing Credit Agreement.

- affirmative covenants:	Substantially similar to the Existing Credit Agreement, but in the event that the New Closing Date occurs prior to the Tender Offer Closing Date or the Merger Closing Date, to include compliance with material obligations under the Acquisition Documents, including, without limitation, prompt settlement in respect of Shares accepted for payment under the Tender Offer; in the event the New Closing Date occurs prior to the Tender Offer Closing Date or the Merger Closing Date, consummation of the Tender Offer Closing Date or the Merger Closing Date, as applicable, concurrently with the release of proceeds of the New Term Facility from the New Credit Facilities Escrow Account, in accordance with all applicable laws, this Commitment Letter and the Acquisition Documents; and following the Tender Offer Closing Date, the Borrower and BidCo shall use all commercially reasonable efforts to take or cause to be taken all corporate, stockholder and other action necessary to cause the Merger Closing Date to occur as soon as practicable thereafter.

. - negative covenants:	Substantially similar to the Existing Credit Agreement.

Events of Default:	Substantially similar to the Existing Credit Agreement.

Conditions Precedent to Closing and Funding:	The several obligations of the New Facility Lenders to (i) close the New Credit Facilities and (ii) make, or cause one of their respective affiliates to make, any loans or extensions of credit under the New Credit Facilities will be subject only to (a) the conditions precedent referred to in the Commitment Letter and (b) the conditions set forth in Schedule 1 to Annex C-2 attached to the Commitment Letter.

Annex C-2-Page 10

Conditions Precedent to Final Release of Funds and Extensions of Credit in Connection with Merger:	In addition to the conditions set forth in the section entitled “Conditions Precedent to Closing and Funding on the New Closing Date” (including, without limitation, those set forth in Schedule 1 to Annex C-2 attached to the Commitment Letter), the final release of funds from the New Credit Facilities Escrow Account (other than in connection with a repayment or prepayment of New Term Facility or in connection with a Subsequent Offering Period (as defined in the Acquisition Agreement) will be subject to the following additional conditions:

	1.	Acquisition. The Acquisition shall be consummated substantially concurrently with the final release of funds from the New Credit Facilities Escrow Account and in accordance with the New Credit Facilities Loan Documents and the Acquisition Documents, without giving effect to any amendments, modifications or waivers to the Acquisition Documents that are materially adverse to the interests of the New Facility Lenders (as reasonably determined by the Arranger, it being understood that, without limitation, any change in the amount of the Acquisition Consideration (other than an increase in the amount of the Acquisition Consideration pursuant to the express terms of the Acquisition Documents that does not cause the aggregate Acquisition Consideration to exceed the Maximum Consideration), the third party beneficiary rights (if any) applicable to the Arranger and the New Facility Lenders or the governing law shall, in each case, be deemed to be materially adverse to the interests of the New Facility Lenders) unless approved by the Arranger.

	2.	Joinder. After giving effect to the Acquisition, the Target shall be a wholly-owned subsidiary of the Borrower, and to the extent not completed on the New Closing Date, the Target and its domestic subsidiaries shall become Guarantors and shall have executed and delivered customary joinder documentation with respect to the New Credit Facilities Loan Documents in accordance with the terms of the Existing Credit Agreement.

	3.	Escrow Notice. In connection with any releases of funds from the New Credit Facilities Escrow Account, the Administrative Agent shall have received prior written notice of release of funds from the New Credit Facilities Escrow Account.

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Conditions Precedent to Release of Funds in Connection with Subsequent Offering Periods under the Acquisition Agreement:	In addition to the conditions set forth in the section entitled “Conditions Precedent to Closing and Funding on the New Closing Date” (including, without limitation, those set forth in Schedule 1 to Annex C-2 attached to the Commitment Letter), the release of funds from the New Credit Facilities Escrow Account in connection with the acceptance of tendered Shares during any Subsequent Offering Period under the Acquisition Agreement will be subject to the following additional conditions: (i) prior written notice of release of funds from the New Credit Facilities Escrow Account, (ii) the accuracy of representations and warranties under the New Credit Facilities Loan Documents, (iii) prior to and after giving effect to the funding of such release of funds from the New Credit Facilities Escrow Account, the absence of any default or event of default under the New Credit Facilities Loan Documents and (iv) receipt by the Administrative Agent of evidence satisfactory to it that such release of funds and the use of such funds shall be in full compliance with the Federal Reserve’s Margin Regulations and the Borrower shall have delivered a duly completed Form U-1 pursuant to Regulation U of the Federal Reserve Board.

Conditions Precedent to all Extensions of Credit:	The several obligations of the New Facility Lenders to make, or cause one of their respective affiliates to make, any extension of credit under the New Credit Facilities (including the release of funds from the New Credit Facilities Escrow Account) will be subject to the following additional conditions: (i) prior written notice of borrowing, as applicable, (ii) the accuracy of representations and warranties (subject, in the case of the initial funding on the New Closing Date, to the Limited Conditionality Provision) under the New Credit Facilities Loan Documents, and (iii) prior to and after giving effect to the funding of such extension of credit (including release of funds from the New Credit Facilities Escrow Account) after the initial extensions of credit on the New Closing Date, the absence of any default or event of default under the New Credit Facilities Loan Documents.

Assignments and Participations:	The New Facility Lenders may assign all or, in an amount of not less than (x) $1.0 million with respect to the New Term Facility and (y) $2.5 million with respect to the New Revolving Facility, any part of their respective shares of the New Credit Facilities to their affiliates (other than natural persons) or one or more banks, financial institutions or other entities that are eligible assignees (to be defined in the New Credit Facilities Loan Documents) which, except in the case of assignments made by or to Wells Fargo, are reasonably acceptable to the Administrative Agent and (except during the existence of a Default or an Event of Default) the Borrower, each such consent not to be unreasonably withheld or delayed; provided that such consent shall be deemed to have been given if the Borrower has not responded

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within ten (10) business days of a request for such consent. Upon such assignment, such affiliate, bank, financial institution or entity will become a New Facility Lender for all purposes under the New Credit Facilities Loan Documents; provided that assignments made to affiliates and other New Facility Lenders will not be subject to the above described consent or minimum assignment amount requirements. A $3,500 processing fee will be required in connection with any such assignment. The New Facility Lenders will also have the right to sell participations, subject to customary limitations on voting rights, in their respective shares of the New Credit Facilities.

Requisite Lenders:	Amendments and waivers will require the approval of New Facility Lenders holding more than 50% of total commitments or exposure under the New Credit Facilities, except that (x) any amendment that would disproportionately affect the obligation of the Borrower to make payment of the loans under the New Revolving Facility or the New Term Facility will not be effective without the approval of holders of more than 50% of such class of loans and (y) with respect to matters relating to the interest rates, maturity, amortization, certain collateral issues and the definition of Requisite Lenders, consent of each New Facility Lender directly and adversely affected thereby shall also be required.

Taxes:	The New Credit Facilities will provide that all payments are to be made free and clear of any taxes (other than franchise taxes and taxes on overall net income), imposts, assessments, withholdings or other deductions whatsoever. New Facility Lenders will furnish to the Administrative Agent appropriate certificates or other evidence of exemption from U.S. federal tax withholding.

Indemnity:	The New Credit Facilities will provide customary and appropriate provisions relating to indemnity and related matters in a form reasonably satisfactory to the Arranger, the Administrative Agent and the New Facility Lenders.

Governing Law and Jurisdiction:	The New Credit Facilities will provide that the Borrower will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York (except to the extent the Administrative Agent requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment) and will waive any right to trial by jury. New York law will govern the New Credit Facilities Loan Documents, except with respect to certain security documents where applicable local law is necessary for enforceability or perfection.

Counsel to the Arranger and Administrative Agent:	McGuireWoods LLP.

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SCHEDULE 1 TO ANNEX C-2

ACI WORLDWIDE, INC.

Summary of Conditions Precedent to the Closing and Initial Funding of the New Credit Facilities

This Summary of Conditions Precedent outlines certain of the conditions precedent to the New Term Credit Facilities referred to in the Commitment Letter, of which this Schedule 1 to Annex C-2 is a part. Except as expressly provided herein, capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Schedule 1 to Annex C-2 is attached, and if not defined in the Commitment Letter, the meaning assigned thereto in the Existing Credit Agreement.

The closing and funding of the New Credit Facilities shall occur in accordance with the terms of Annex C-2 and subject to the following conditions:

1.

Concurrent Transactions: As a condition to the funding of the New Credit Facilities (or in the case of a Funding Demand, the release of funds from the New Credit Facilities Escrow Account), the terms and conditions of the applicable Acquisition Documents (including, without limitation, the terms and conditions of the Tender Offer Documents) will be reasonably satisfactory to the Arranger (it being understood and agreed that the draft Acquisition Agreement and Shareholder Agreement provided to the Arranger by Jones Day at 6:31 p.m. (Eastern) on January 30, 2013 are deemed to be satisfactory) and the Specified Purchase Agreement Representations shall be true and correct. BidCo shall (a) substantially concurrently with the initial funding under the New Credit Facilities, purchase all of the Preferred Shares and (b) have accepted for payment, pursuant to the Tender Offer, Shares that, when aggregated with the Preferred Shares purchased by BidCo, represent at least a majority (calculated on a fully-diluted basis) of the then issued and outstanding shares of the Acquired Business and not less than a majority (calculated on a fully-diluted basis) of the voting power of the then issued and outstanding shares of the Acquired Business entitled to vote in the election of directors or in shareholder votes generally and the Tender Offer and the purchase of the Preferred Shares shall have been consummated concurrently with the funding of the New Term Facility, in accordance with applicable laws and the applicable Acquisition Documents (including, to the extent applicable, the Tender Offer Documents and the Shareholder Agreement) without amendment or waiver (except to the extent such waiver (including any consent or discretionary determination as to the satisfaction of any condition) is not materially adverse to the Arranger or the New Facility Lenders) or other modification of any of the terms or conditions thereof (including, without limitation, any change in (A) the offer price with respect to the Shares above $4.00 per Share and (B) the amount of the Acquisition Consideration (other than an increase in the amount of the Acquisition Consideration pursuant to the express terms of the Acquisition Documents that does not cause the aggregate Acquisition Consideration to exceed the Maximum Consideration)). The proceeds from the New Term Facility will be the sole and sufficient sources of funds to consummate the transactions contemplated to occur on the Tender Offer Closing Date, including to refinance certain existing indebtedness of the Acquired Business and to pay the Transaction Costs (and, after the application of proceeds from the New Term Facility, the Acquired Business shall not have any material indebtedness for borrowed money other than the indebtedness under the New Credit Facilities Loan Documents and other indebtedness of the Acquired Business permitted to remain outstanding upon the Acquired Business becoming a Subsidiary of the Borrower). The Arranger shall have received evidence (including customary payoff letters) reasonably satisfactory to the Arranger of the repayment in full of all indebtedness of the Acquired Business (other than indebtedness under the New Credit Facilities Loan Documents and other indebtedness of the

Schedule I to Annex C-2- Page 1

Acquired Business permitted to remain outstanding upon the Acquired Business becoming a Subsidiary of the Borrower), and termination or release of all liens or security interests relating thereto, in each case on terms reasonably satisfactory to the Arranger.

2.	Financial Statements. The Arranger shall have received (i) audited financial statements of the Acquired Business for each of the three fiscal years ended at least 45 days prior to the New Closing Date; (ii) as soon as internal financial statements are available to the Acquired Business, unaudited financial statements for any interim period or periods of the Acquired Business ended after the date of the most recent audited financial statements and more than forty-five (45) days prior to the New Closing Date; (iii) customary pro forma financial statements, in each case meeting the requirements of Regulation S-X for Form S-1 registration statements or otherwise reasonably satisfactory to the Arranger and (iv) projections prepared by management of balance sheets, income statements and cashflow statements, in each case for the period through and including the maturity date of the New Credit Facilities (it being acknowledged and agreed that such projections were received by the Arranger on Sunday, January 27, 2013).

3.	Performance of Obligations. All costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated by the Commitment Letter and the Fee Letter payable to Wells Fargo Bank, the Arranger, the Administrative Agent and/or the New Facility Lenders shall have been paid to the extent due and the Borrower shall have complied in all material respects with all of its other obligations under the Commitment Letter and the Fee Letter. All loans made by the New Facility Lenders to the Borrower or any of its affiliates on the New Closing Date shall be in full compliance with the Federal Reserve’s Margin Regulations and the Borrower shall have delivered a duly completed Form U-1 pursuant to Regulation U of the Federal Reserve Board.

4.	Customary Closing Documents. The Arranger shall be satisfied that the Borrower has complied with the following other closing conditions: (i) the delivery of legal opinions, corporate records and documents from public officials, lien searches and officer’s certificates reasonably satisfactory to the Arranger; (ii) confirmation (including customary payoff letters) reasonably satisfactory to the Arranger of (A) repayment in full of all outstanding indebtedness of the Borrower under the Existing Credit Agreement, (B) termination of the Existing Credit Agreement and all commitments relating thereto, and (C) termination or release of all liens or security interests relating thereto, in each case on terms reasonably satisfactory to the Arranger (iii) evidence of authority; (iv) obtaining approval of the Board of Directors of the Acquired Business and material third party and governmental consents necessary in connection with the New Credit Facilities; (v) subject to the Limited Conditionality Provision, delivery of possessory collateral and financing statements sufficient when properly filed to perfect liens and pledges on the collateral securing the New Credit Facilities; (vi) evidence of insurance; and (vii) delivery of a solvency certificate from the chief financial officer of the Borrower and each Guarantor in form and substance, and with supporting documentation, reasonably satisfactory to the Arranger. The Arranger will have received at least 5 business days prior to the New Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

5.	Minimum Liquidity/Minimum Revolving Credit Facility Availability. After giving effect to all borrowings on the New Closing Date, the Liquidity Amount (which amount, for the avoidance of doubt, shall not include any amounts in the New Credit Facilities Escrow Account) shall be at least $50,000,000.

Schedule I to Annex C-2- Page 2

6.	Marketing Period. The Arranger shall have been afforded a minimum amount of time as set forth in Section 3 of the Commitment Letter to syndicate the New Credit Facilities.

Notwithstanding the foregoing, the Borrower shall use commercially reasonable efforts to satisfy all of the conditions precedent set forth in this Schedule and the Commitment Letter in a timely manner, in the event that each of the conditions set forth above and in the Commitment Letter (other than the conditions related to the Tender Offer or the Acquisition) is satisfied (including, without limitation, clause 6 above), the New Credit Facilities shall close, it being understood and agreed that the New Term Facility (other than the portion thereof that will be used to refinance the Existing Credit Facility) will not be funded and released from the New Credit Facilities Escrow Account until the satisfaction of the remaining conditions precedent set forth above and the payment of the New Term Loan Unused Fees. At any time after the closing of the New Credit Facilities, the Borrower, may upon written notice to the Administrative Agent, request the funding of the New Term Facility into the New Credit Facilities Escrow Account, it being acknowledged and agreed that the release of the New Term Facility from the New Credit Facilities Escrow Account will not occur until the satisfaction or waiver of the conditions set forth in this Schedule and the Commitment Letter. In addition, if the Arranger delivers to the Borrower a Funding Demand, the New Term Facility will be funded into the New Credit Facilities Escrow Account to be released upon satisfaction of each of the conditions precedent set forth in this Schedule and the Commitment Letter and the payment of the New Term Loan Unused Fees.

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